UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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LANDEC CORPORATION

(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 20, 2021

TO THE STOCKHOLDERS OF LANDEC CORPORATION:

NOTICE IS HEREBY GIVEN that the 2021 Annual Meeting of Stockholders (the "Annual Meeting") of Landec Corporation, a Delaware Corporation (the “Company”), will be held on Wednesday, October 20, 2021, at 12:30 p.m. (Pacific Time). The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/LNDC2021, where you will be able to listen to the meeting live, submit questions, and vote online for the following purposes:

(1)To elect the following five directors to serve for a term expiring at the Annual Meeting of Stockholders held in the second year following the year of their election and until their successors are duly elected and qualified:

Albert D. Bolles, PhD	Deborah Carosella	Tonia Pankopf	Craig A. Barbarosh
Joshua E. Schechter

(2)To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending May 29, 2022;

(3)To approve a non-binding advisory proposal on the executive compensation of the Company’s named executive officers, as described in the Proxy Statement accompanying this notice; and

(4)To transact such other business as may properly come before the Annual Meeting or any postponement(s) or adjournment(s) thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record of our common stock at the close of business on August 23, 2021, are entitled to notice of and to vote at the Annual Meeting and any postponement(s) or adjournment(s) thereof.
All stockholders are cordially invited to attend the meeting via live webcast. However, to assure your representation at the meeting, you are urged to mark, sign, date, and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose or vote your shares by telephone or via the Internet.

BY ORDER OF THE BOARD OF DIRECTORS /s/ John D. Morberg JOHN D. MORBERG Secretary
Santa Maria, California
August 27, 2021

IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE VIRTUAL ANNUAL MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE OR VOTE YOUR SHARES BY TELEPHONE OR VIA THE INTERNET. IF A QUORUM IS NOT REACHED, THE COMPANY MAY HAVE THE ADDED EXPENSE OF RE-ISSUING THESE PROXY MATERIALS. IF YOU ATTEND THE VIRTUAL ANNUAL MEETING AND SO DESIRE, YOU MAY REVOKE YOUR PROXY AND VOTE VIA THE VIRTUAL MEETING WEBSITE. IF YOU HOLD YOUR SHARES THROUGH AN ACCOUNT WITH A BROKERAGE FIRM, BANK, OR OTHER NOMINEE, PLEASE FOLLOW THE INSTRUCTIONS YOU RECEIVE FROM YOUR ACCOUNT MANAGER TO VOTE YOUR SHARES.

LANDEC CORPORATION

PROXY STATEMENT FOR 2021 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 20, 2021
_________________

INFORMATION CONCERNING SOLICITATION AND VOTING

General
The enclosed proxy is solicited on behalf of the Board of Directors (the "Board of Directors" or the "Board") of Landec Corporation, a Delaware corporation (“Landec,” the “Company”, “we” or “us”), for use at the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) to be held virtually on Wednesday, October 20, 2021, at 12:30 p.m. (Pacific Time), or at any postponement(s) or adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/LNDC2021, where you will be able to listen to the meeting live, submit questions, and vote online.
The Company’s principal executive offices are located at 2811 Airpark Drive, Santa Maria, California 93455. The Company’s telephone number at that location is (650) 306-1650.
Solicitation
These proxy solicitation materials are to be mailed on or about September 10, 2021 to all stockholders entitled to vote at the Annual Meeting. The costs of soliciting these proxies will be borne by the Company. These costs will include the expenses of preparing and mailing proxy materials for the Annual Meeting and the reimbursement of brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company’s common stock, par value $0.001 per share (the “Common Stock”). The Company may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to Be Held on October 20, 2021.

This Proxy Statement and the Company’s Annual Report to Stockholders are available at
http://landec.com/proxy

You may also find a copy of this Proxy Statement and our Annual Report (with exhibits) on the Securities and Exchange Commission's website at http://www.sec.gov. We will, upon written request and without charge, send you additional copies of our Annual Report (without exhibits) and this Proxy Statement. To request additional copies, please send your request by mail to John Morberg, Chief Financial Officer, Landec Corporation, 2811 Airpark Drive, Santa Maria, CA 93455 (telephone number: (650) 306-1650). Exhibits to the Annual Report may be obtained upon written request to Mr. Morberg and payment of the Company’s reasonable expenses in furnishing such exhibits.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING
Purpose of the Annual Meeting
At the Annual Meeting, stockholders will act upon the proposals described in this Proxy Statement.

Record Date; Quorum

Only holders of record of our Common Stock at the close of business on August 23, 2021 will be entitled to vote at the Annual Meeting. At the close of business on August 23, 2021, we had 29,461,710 shares of Common Stock outstanding and entitled to vote.

The holders of a majority of the shares of our Common Stock entitled to vote at the Annual Meeting must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the Annual Meeting if you are present and vote online at the Annual Meeting or if you have properly submitted a proxy.

Voting Rights; Required Vote

We do not have cumulative voting rights for the election of directors. You may vote all shares owned by you as of August 23, 2021, including (i) shares held directly in your name as the stockholder of record and (ii) shares held for you as the beneficial owner in “street name” through a broker, bank, trustee, or other nominee.

Stockholder of Record: Shares Registered in Your Name. If your shares were registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc., then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote at the Annual Meeting or vote by telephone, by Internet, or by filling out and returning the proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker or Nominee. If your shares were held in an account with a brokerage firm, bank, or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account, and your nominee has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. However, the organization that holds your shares is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the Annual Meeting.

If a broker indicates on the enclosed proxy or its substitute that it has not received voting instructions with respect to shares held in street name with such broker and either (i) does not have discretionary authority as to certain shares to vote on a particular matter or (ii) has discretionary voting authority but nevertheless refrained from voting on the matter (“broker non-votes”), those shares will be counted for purposes of determining the presence of a quorum, but will not be considered as voting with respect to that matter.

Proposal No. 1 - Election of Directors: Each director is elected by a majority of the votes cast with respect to such director. Any votes “withheld” for a particular director are effectively votes against that director. Shares present and not voted, whether by broker non-vote, abstention or otherwise, will have no effect on this vote.

Proposal No. 2 - Ratification of Appointment of Independent Registered Public Accounting Firm: This proposal must be approved by a majority of the shares present and voted on the proposal. Abstentions will have the same effect as a vote against this proposal. Broker non-votes are unlikely to result from, and would not have any effect on, the outcome of the vote on this proposal.

Proposal No. 3 - Advisory (Non-binding) Vote on Executive Compensation: This advisory proposal will be approved if a majority of the shares present and voted on the proposal are voted in favor of the resolution. Shares present and not voted, whether by broker non-vote, abstention or otherwise, will have no effect on this advisory vote.

Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted FOR the election of all of the director nominees proposed by the Board of Directors; FOR the ratification of the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending May 29, 2022; FOR the advisory vote on executive compensation; and as the proxy holders deem advisable on other matters that may come before the meeting or any adjournment(s) thereof, as the case may be, with respect to the item not marked. Broker non-votes will not be considered as voting with respect to any of these matters.

Voting Instructions; Voting of Proxies

If you are a stockholder of record, you may:
(1)vote via the virtual meeting website - any stockholder can attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/LNDC2021, where stockholders may vote and submit questions during the meeting. The Annual Meeting starts at 12:30 p.m. (Pacific Time) on Wednesday, October 20, 2021. Please have your 16-Digit Control Number to join the Annual Meeting. Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.proxyvote.com;
(2)vote via telephone or Internet - in order to do so, please follow the instructions shown on your proxy card; or
(3)vote by mail - complete, sign, and date the proxy card enclosed herewith and return it before the Annual Meeting in the envelope provided.
Votes submitted by telephone or Internet must be received by 11:59 pm Eastern Time on October 19, 2021. Submitting your proxy, whether via the Internet, by telephone, or by mail, will not affect your right to vote should you decide to attend the virtual Annual Meeting. If you are not the stockholder of record, please refer to the voting instructions provided by your nominee to direct your nominee on how to vote your shares. You may either vote “FOR” all of the nominees to the Board of Directors, or you may withhold your vote from all nominees or any nominee you specify. For Proposals 2 and 3, you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting. Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure that your vote is counted.
All proxies will be voted in accordance with the instructions specified on the proxy card. If you sign a physical proxy card and return it without instructions as to how your shares should be voted on a particular proposal at the Annual Meeting, your shares will be voted in accordance with the recommendations of our Board of Directors stated above.
If you receive more than one proxy card, this is because your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please follow the instructions included on each proxy card and vote each proxy card by telephone or the Internet. If voting by mail, please complete, sign, and return each proxy card to ensure that all of your shares are voted.

Revocability of Proxies

A stockholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by:
(1)delivering to our Corporate Secretary (by any means) a written notice stating that the proxy is revoked;
(2)signing and delivering a proxy bearing a later date;
(3)voting again by telephone or Internet; or
(4)attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).
Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instructions.
Voting Results
Voting results will be tabulated and certified by the inspector of elections appointed for the Annual Meeting. The preliminary voting results will be announced at the Annual Meeting. The final results will be tallied by the inspector of elections and filed with the Securities and Exchange Commission (the “SEC”) in a current report on Form 8-K within four business days of the Annual Meeting.

Deadline for Receipt of Stockholder Proposals for the Company’s Annual Meeting of Stockholders in 2022

If any stockholder desires to present a stockholder proposal at the Company’s 2022 Annual Meeting of Stockholders (the “2022 Annual Meeting”), such proposal must be received by the Secretary of the Company no later than May 13, 2022, in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting (provided, however, if the date of the 2022 Annual Meeting is more than 30 days from the anniversary date of the 2021 Annual Meeting, the deadline for receipt by the Secretary of the Company of any stockholder proposal at the 2022 Annual Meeting shall instead be not later than the close of business on the later of (i) one hundred twenty (120) calendar days in advance of the 2022 Annual Meeting and (ii) ten (10) calendar days following the date on which public announcement of the date of the 2022 Annual Meeting is first made). Such proposals will also need to comply with SEC regulations under Rule 14a-8 of the Exchange Act of 1934, as amended (the "Exchange Act"), regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Each such notice must be made by a stockholder of record and must also contain the information specified in our bylaws for director nominations and other stockholder proposals.

The Company intends to file a proxy statement and WHITE proxy card with the SEC in connection with its solicitation of proxies for its 2022 Annual Meeting of Shareholders.
Householding of Proxy Materials
Some companies, brokers, banks, and other nominee record holders participate in a practice commonly known as “householding,” where a single copy of our Proxy Statement and Annual Report is sent to one address for the benefit of two or more stockholders sharing that address. Householding is permitted under rules adopted by the SEC as a means of satisfying the delivery requirements for proxy statements and annual reports, potentially resulting in extra convenience for stockholders and cost savings for companies. We will promptly deliver a separate copy of either document to you if you contact our Chief Financial Officer at the address listed above or call us at (650) 306-1650. If you are receiving multiple copies of our Proxy Statement and Annual Report at your household and wish to receive only one, please notify your bank, broker, or other nominee record holder, or contact our Chief Financial Officer at the address listed above.

PROPOSAL NO. 1

ELECTION OF DIRECTORS
Nominees

The Company’s Bylaws currently provide for no fewer than six (6) and no more than twelve (12) directors. The Company’s Certificate of Incorporation provides for the classification of the Board of Directors into two classes serving staggered terms. Each Class 1 and Class 2 director is elected for a two-year term, with the Class 1 directors elected in even numbered calendar years (e.g., 2022) and the Class 2 directors elected in odd numbered calendar years (e.g., 2021). The Board of Directors has currently fixed the number of directors at ten (10) directors and ten (10) directors currently serve on the Board of Directors.

Based on the recommendation of our Nominating and Corporate Governance Committee, our Board of Directors has nominated a total of five (5) directors listed below, of which:

Albert D. Bolles, Ph.D, Joshua E. Schechter, Deborah Carosella, Tonia Pankopf, and Craig A. Barbarosh have been re-nominated to serve as Class 2 directors,

in each case, to serve for a term expiring at the Annual Meeting of Stockholders held in the second year following the year of their election (the “2023 Annual Meeting”) and until their successors are duly elected and qualified.

The persons nominated to serve as Class 2 directors, if elected, shall serve until the 2023 Annual Meeting and until their successors are duly elected and qualified. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies to be voted in favor of such nominee will instead be voted for any nominee designated by the present Board of Directors to fill such vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed above as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. As of the date of this Proxy Statement, the Board of Directors is not aware of any nominee who is unable or will decline to serve as a director. In addition, the Board of Directors has determined that each of the director nominees, other than Dr. Bolles, is “independent” for purposes of the NASDAQ Stock Market, LLC (“NASDAQ”) rules.

Class 2 Directors

Name of Director	Age	Principal Occupation	Director Since
Albert D. Bolles, PhD	63	President and CEO of the Company, Director	2014
Joshua E. Schechter	48	Director	2020
Deborah Carosella	64	Director	2017
Tonia Pankopf	53	Director	2012
Craig Barbarosh	54	Director, Chairperson of the Board	2019

Except as set forth below, each of the Class 2 directors has been engaged in the principal occupation set forth next to his or her name above during the past five years. There is no family relationship between any director and any executive officer of the Company.

Albert D. Bolles, Ph.D. is President and Chief Executive Officer (“CEO”) of the Company and has served as a member of the Board of Directors since May 2014. Dr. Bolles also currently serves on the Board of Directors of SunOpta, Inc (NASDAQ:STKL), where he is a member of its Corporate Governance Committee, and serves as a director of Arcadia Biosciences, Inc. (NASDAQ:RKDA), where he is a member of its Nominating and Corporate Governance Committee. Prior to becoming the Company’s President and CEO on May 23, 2019, Dr. Bolles was Chairperson of the Company's ad hoc Food Innovation Committee and a member of the Company's Compensation and Nominating and Corporate Governance Committees. From April 2014 until August 2015, Dr. Bolles served as Executive Vice President, Chief Technology & Operations Officer of ConAgra Foods, Inc. (now Conagra Brands, Inc. (NYSE:CAG)) ("ConAgra"), a leading consumer products food company with net sales exceeding $16 billion. Prior to this role, Dr. Bolles was Executive Vice President, Research, Quality and Innovation for ConAgra, championing the development and execution of multiple new and improved products, realizing incremental growth for ConAgra and facilitating a multi-year pipeline to sustain and advance growth further. Prior to joining ConAgra in 2006, Dr. Bolles served as Vice President, Worldwide R&D for the Beverages and Foods division of PepsiCo, Inc. (NASDAQ:PEP), responsible for global R&D leadership for beverages (Pepsi, Gatorade, and Tropicana) and Quaker Foods including product, process, package and sensory R&D, Nutrition, Quality, and Scientific & Regulatory Affairs. His prior employment was with Gerber Foods for over 8 years with his last role being its R&D Director, overseeing infant and toddler global research and development. Dr. Bolles has a Ph.D. and Masters of Science in Food Science, and a Bachelor of Science in Microbiology, all from Michigan State University.

Dr. Bolles’ service as a preeminent leader in food science and his extensive knowledge of the Company and its operations provides the Board of Directors with valuable areas of expertise in new product development, innovation, quality, and supply chain in the packaged consumer food business.

Joshua E. Schechter has served as a member of the Board of Directors since October 2020. He is a private investor and public company director. Mr. Schechter has served as a member of the Board of Directors of Bed Bath & Beyond (NASDAQ:BBBY) since May 2019 and is Chairman of its Audit Committee. He has also served as a director of Viad Corp (NYSE:VVI), an S&P SmallCap 600 international experiential services company, since April 2015 and is chairman of the Governance and Nominating Committee and a member of the Audit Committee. He serves as Chairman of the Board of Directors of Support.com, Inc. (NASDAQ:SPRT), a leading provider of cloud-based software and services, since June 2016. From April 2018 to January 2020 he served as Chairman of the Board of Directors of SunWorks, Inc. (NASDAQ:SUNW), a premier provider of high-performance solar power solutions. From 2001 to June 2013, Mr. Schechter served as Managing Director of Steel Partners Ltd., a privately - owned hedge fund sponsor, and from 2008 to June 2013, served as Co-President of Steel Partners Japan Asset Management, LP, a private company offering investment services. Mr. Schechter earned a Masters of Public Administration in Professional Accounting and a Bachelor of Business Administration from The University of Texas at Austin.

Mr. Schechter’s experience in corporate governance matters, capital markets, acquisitions, and other transactions in a variety of industries, together with his managerial and public company board experience, provides valuable insight to the Board of Directors.

Deborah Carosella has served as a member of the Board of Directors since March 2017. Ms. Carosella also serves as a director on the board of Arcadia Biosciences where she is a member of the nominating and governance committee. Ms. Carosella has over 30 years of experience in the consumer products goods industry, with both large corporations and smaller, entrepreneurial, high-growth companies. Ms. Carosella has extensive experience in the natural and organic foods industry, and particular expertise in general operating management, customer and consumer strategy, strategic marketing, brand development and new product development and innovation. Most recently she served as a strategic consultant for various natural and organic food companies and as an advisor to select private equity firms. Previously, Ms. Carosella was CEO of Madhava Natural Sweeteners ("Madhava"), a Boulder, Colorado-based natural and organic sweetener company until December 2016. Prior to her tenure at Madhava, Ms. Carosella was Senior Vice President of Innovation and a member of the Executive Leadership Team at Whitewave/Dean Foods. She joined Whitewave/Dean Foods from ConAgra Foods, Inc. (now Conagra Brands, Inc. (NYSE:CAG)) where she held various roles, including Vice President, General Manager, Vice President, Strategic Marketing and Innovation, and Executive Vice President, New Platforms

while serving on the Executive Leadership Team with segment specific and enterprise-wide responsibilities. Ms. Carosella began her career in the branding, positioning, innovation and advertising agency business, serving as president of her own agency after working for several years with large, multi-national agencies. Ms. Carosella holds a Bachelor of Journalism from the University of Missouri.

Ms. Carosella’s experience in consumer products and in the areas of general operating management, customer and consumer strategy, strategic marketing, brand development and new product development and innovation provides the Board of Directors and management with expertise that will be invaluable as the Company develops growth strategies for Curation Foods.

Tonia Pankopf has served as a member of the Board of Directors since November 2012. Ms. Pankopf currently serves on the Board of Directors of 180 Degree Capital Corp (NASDAQ:TURN) and previously served on the Board of Directors of Oxford Square Capital Corporation (NASDAQ:OXSQ) (formerly TICC Capital Corporation), for which she served as Chair of the Compensation Committee and as a member of each of the Audit Committee, Nominating and Corporate Governance Committee, and Valuation Committee. Ms. Pankopf has been managing partner of Pareto Advisors, LLC since 2005. She brings 25 years of investment experience in researching and valuing equity and debt securities and managing capital market transactions for domestic and international public and private companies. She has held Vice President and Senior Equity Analyst positions at Goldman, Sachs & Co., Merrill Lynch & Co. and was an investment banker at Deutsche Morgan Grenfell. Further, Ms. Pankopf's has been an analyst and portfolio manager with P.A.W. Capital Partners and a senior equity analyst and managing director with Palladio Capital Management. Ms. Pankopf has also served on the Board of the University System of Maryland Foundation, and is a Governance Fellow and member of the National Association of Corporate Directors. Ms. Pankopf received a Bachelor of Arts summa cum laude from the University of Maryland and a Master of Science degree from the London School of Economics.

Ms. Pankopf’s extensive financial experience with middle-market companies provides the Board of Directors with valuable insights of an experienced investment manager and strategic financial advisor as well as knowledge of corporate governance issues.

Craig A. Barbarosh has been a director of the company since October, 2019 and has served as the chairperson of our board since October 2020. Mr. Barbarosh is also a director of Nextgen Healthcare, Inc. (NASDAQ:NXGN), where he is the Vice Chairman of the Board, Chair of the Compensation Committee and member of the Nominating and Governance Committee, Sabra Health Care REIT, Inc. (NASDAQ:SBRA) where he is the Chair of the Audit Committee and a member of the Compensation Committee and Evolent Health (NYSE:EVH) where he is a member of the Compensation and Strategy Committees. Mr. Barbarosh previously served on the boards of Aratana Therapeutics, Inc. (NASDAQ:PETX), where he was a member of the Compensation Committee and Chair of the Strategic Review Committee, BioPharmX, Inc., (NYSE:BPMX), where he was the Chair of the Nominating and Governance Committee and a member of the Audit and Compensation Committees, and Bazaarvoice, Inc. (NYSE:BPMX), where he was a member of the Compensation Committee. Mr. Barbarosh also served as the independent board observer for Payless Holdings, LLC and as an independent director for Ruby Tuesday, Inc. during their Chapter 11 proceedings. Mr. Barbarosh is a partner at the international law firm of Katten Muchin Rosenman LLP, a position he has held since June 2012. Previously, Mr. Barbarosh was a partner of the international law firm of Pillsbury Winthrop Shaw Pittman LLP.

Mr. Barbarosh is a nationally recognized restructuring expert who, during the nearly three decades of his legal career, has represented lenders, indenture trustees and bondholders and other investors and their agents in some of the largest corporate restructuring cases in the country. He served in several leadership positions while a partner at Pillsbury including serving on the firm’s Managing Board, as the Chair of the firm’s Board’s Strategy Committee, as a co-leader of the firm’s national Insolvency & Restructuring practice section and as the Managing Partner of the firm’s Orange County office. At Katten, Mr. Barbarosh completed a seven-year term on the firm’s Board of Directors including a four-year term on the firm’s twelve-person Executive Committee which oversees the business operations of the firm. Mr. Barbarosh received a Juris Doctorate from the University of the Pacific, McGeorge School of Law in 1992, with distinction, and a Bachelor of Arts in Business Economics from the University of California at Santa Barbara in 1989. Mr. Barbarosh received certificates from Harvard Business School for completing executive education courses on Private Equity and Venture Capital (2007), Financial Analysis for Business Evaluation (2010) and Effective Corporate Boards (2015), from the University of Pennsylvania Wharton School program on Corporate Valuation (2019), and from the Carnegie Mellon University program in Cybersecurity Oversight (2019). Mr. Barbarosh is also a frequent speaker and author on restructuring and governance issues and has published several articles addressing business, governance, and legal topics.

Our Board has concluded that Mr. Barbarosh, a practicing attorney specializing in the area of financial and operational restructuring and related transactions, should serve on our Board because he provides experienced guidance on transactions, securities offerings, compliance, governance, executive compensation, shareholder relationships, leadership coaching and development, and dispute resolution, and because of his extensive background serving in various leadership roles.

Class 1 Directors

Existing Class 1 Directors	Age	Principal Occupation	Director Since
Katrina L. Houde	63	Director	2019
Nelson Obus	74	Director	2018
Andrew Powell	63	Director	2018
Catherine A. Sohn, Pharm D.	68	Director	2012
Jeffrey L. Edwards	61	Director	2020

Except as set forth below, each of the Class 1 directors has been engaged in the principal occupation set forth next to his or her name above during the past five years. There is no family relationship between any director and executive officer of the Company.

Katrina L. Houde has served as a member of the Board of Directors since August 5, 2019. Ms. Houde is currently serving as an independent advisor to select food companies. Ms. Houde has served on the Board of Directors at SunOpta, Inc. (NASDAQ:STKL) since January 2000, where she also served as Chair of the Compensation Committee and as a member of the Audit Committee until November 2016. Ms. Houde served as Interim CEO for SunOpta, Inc. on two occasions, from October 2016 until March 2017 and again from January to February of 2019, and was instrumental in leading a major operational turnaround. Before and between her roles as Interim CEO of SunOpta, Inc., Ms. Houde had various consulting engagements in the food industry. Prior to becoming a food industry consultant, Ms. Houde was President of Cuddy Food Products, a division of Cuddy International Corp., from January 1999 to March 2000 and was Chief Operating Officer of Cuddy International Corp. from January 1996 to January 1999. She is a member of the Board of Directors of a number of private and charitable organizations. Ms. Houde holds an Honours Bachelor of Commerce degree from the University of Windsor.

Ms. Houde’s extensive experience in the food industry assists the Board of Directors and management in developing the strategic direction of the Company's wholly - owned natural food subsidiary, Curation Foods, Inc. (“Curation Foods”).

Nelson Obus has served as a member of the Board of Directors since October 2018. Mr. Obus is Managing Member of Wynnefield Capital Management, LLC and a General Partner at Wynnefield Capital, Inc. and his prior associations include positions with Schaffer Capital Management and Lazard Freres. Mr. Obus presently serves on the Board of Directors of Williams Industrial Services Group, Inc. (OTCMKTS:WLMS) (formerly Global Power Equipment Group Inc.), where he also serves as a member of the Compensation and Nominating and Corporate Governance Committees. Mr. Obus is also a director of MK Acquisition LLC and previously served on the Board of Directors of Layne Christensen Company, Breeze-Eastern Corporation and Underground Solutions Inc. Mr. Obus holds a Bachelor of Arts degree from New York University and a Master of Arts in political science from Brandeis University.

Mr. Obus’ extensive financial experience with technology and small- to middle-market companies provides the Board of Directors with valuable insights of an experienced investment manager.

Andrew Powell has served as a member of the Board of Directors since October 2018. Mr. Powell is currently an independent advisor to small and mid-size companies and research institutions in the life sciences sector. He serves on the Board of Directors of Aclaris Therapeutics, Inc. (NASDAQ:ACRS), a clinical stage biopharmaceutical company, since 2017, where he is a member of the Audit and the Nominating and Governance Committees. He also serves on the Board of Directors of Silverback Therapeutics, Inc. (NASDAQ:SBTX), a biopharmaceutical company developing tissue targeted therapies designed to result in life changing outcomes, since 2020, where he is chairman of the Compensation Committee. He has served on the Board of Directors of Synthorx, Inc., a biotechnology company, from December 2018 until January 2020, when that company was acquired by Sanofi-Aventis. He served as Senior Vice President, General Counsel, and Corporate Secretary of Medivation, Inc. from May 2015 until November 2016, when the company was acquired by Pfizer, Inc. Mr. Powell served as Executive Vice President, General Counsel, and Corporate Secretary of InterMune, Inc. from September 2013 to March 2015, when the company was acquired by Roche, Inc. From 2005 to 2013, he served as an executive in various development stage and commercially focused biotechnology companies, including ImClone Systems, Inc., prior to its acquisition by Lilly, Inc. Earlier in his career, Mr. Powell held positions of increasing responsibility for nearly 15 years at the multi-national healthcare and medical solutions company Baxter International, Inc., where he was instrumental in a series of transactions that established Baxter throughout Eastern Europe, Asia and Latin America. Mr. Powell holds a Bachelor of Arts degree from the University of North Carolina at Chapel Hill and a Juris Doctorate from Stanford Law School.

Mr. Powell has unique expertise in the areas of commercialization strategy, expansion (both domestic and international), governance, compliance, licensing and mergers and acquisitions. He provides the Board of Directors with essential skills to define and implement the Company’s growth strategies, and his experience in the life sciences industry is a direct benefit to Landec’s wholly-owned biomedical subsidiary, Lifecore Biomedical, Inc. (“Lifecore”).

Catherine A. Sohn, Pharm.D. has served as a member of the Board of Directors since November 2012. Dr. Sohn is an experienced public company director, former global biopharmaceutical executive, Adjunct Professor and a Certified Licensing Professional (CLP) Emeritus. In addition to serving on our Board of Directors, Dr. Sohn is an independent director on the Boards of Directors of three NASDAQ listed life science companies: Jazz Pharmaceuticals plc (NASDAQ:JAZZ) and Axcella Health (NASDAQ:AXLA), where she serves as a member of the Compensation and Nominating and Corporate Governance Committees for each, and Rubius Therapeutics (NASDAQ:RUBY), where she serves as a member of the Audit Committee and as Chair of the Compensation Committee. From January 2014 to May 2017, Dr. Sohn served as an independent director on the Board of Directors of Neuralstem, Inc. (now Seneca Biopharma, Inc. (NASDAQ:SNCA)), where she served as the Chair of the Governance and Nominating Committee and as a member of the Compensation Committee. From 1998 to 2010, Dr. Sohn served as Senior Vice President for Worldwide Business Development and Strategic Alliances for GlaxoSmithKline's $6 billion Consumer Healthcare division where she served on the Global Executive Committee and led numerous U.S., global, European and Japanese M&A and licensing transactions and integrations. From 1994 to 1998, she served as Vice President, Worldwide Strategic Product Development at SmithKline Beecham Pharmaceuticals for the Cardiovascular, Pulmonary, and Metabolic Therapeutic Areas with responsibility for product strategy, valuation, and strategic commercial leadership. From 1982 to 1986, Dr. Sohn served in the anti-infective medical affairs department and from 1986 to 1993 as Director in US Marketing at SmithKline & French and SmithKline Beecham. Dr. Sohn received a Doctor of Pharmacy from the University of California San Francisco (“UCSF”), received a Certificate of Professional Development from The Wharton School at the University of Pennsylvania, and is a Board Leadership Fellow of the National Association of Corporate Directors. Dr. Sohn currently serves as Chairman of the Board of Directors of BioEclipse Therapeutics, Inc. an emerging private clinical stage biotechnology company, and as an Adjunct Professor at UCSF.

Dr. Sohn’s extensive US and global leadership and operational experience in health-related sectors, including in public and private company governance, committee leadership, and transaction experience, provides the Board of Directors with significant expertise in executive leadership and operating experience across pharmaceuticals and consumer products, licensing/partnering, M&A, strategy and new product development and commercial launch, which have direct benefits to both Lifecore and the Company.

Jeffrey L. Edwards has served as a member of the Board of Directors since October 2020. Mr. Edwards retired from Allergan, Inc., a multi-specialty health care company, in February 2015 after nearly 22 years at Allergan. Mr. Edwards served as Executive Vice President, Finance and Business Development, Chief Financial Officer of Allergan, Inc. from September 2005 to August 2014. From 2003 to 2005, Mr. Edwards served as Allergan’s Corporate Vice President, Corporate Development and previously served as Senior Vice President, Treasury, Tax and Investor Relations. Prior to joining Allergan, Mr. Edwards was with Banque Paribas and Security Pacific National Bank, where he held various senior-level positions in the credit and business development functions. Mr. Edwards currently serves on the Board of Directors and as Audit Committee chairman of FibroGen, Inc, a publicly traded biopharmaceutical company, Clearside Biomedical Inc., a publicly traded pharmaceutical company, where he is a member of the Audit Committee and the Nominating and Corporate Governance Committee, Bio-Rad Laboratories, Inc., a publicly traded life sciences research and clinical diagnostics products company where he serves as the Compensation Committee chairman and as a member of the Audit Committee and the Compliance Committee.

Mr. Edwards has over 30 years of public company experience. We believe that Mr. Edwards’ deep financial, capital allocation, and business development experience give him the qualifications and skills to serve as a director.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE FIVE NAMED DIRECTOR NOMINEES SET FORTH ABOVE TO SERVE FOR A TERM EXPIRING AT THE 2023 ANNUAL MEETING AND UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors (the “Audit Committee”) has appointed the firm of Ernst & Young LLP as the Company’s independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending May 29, 2022, and recommends that the stockholders vote for ratification of this appointment. In the event the stockholders do not ratify such appointment, the Audit Committee may reconsider its selection. Ernst & Young LLP has audited the Company’s financial statements since the fiscal year ending May 25, 2008. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Fees Paid to Independent Registered Public Accounting Firm

The following table presents the aggregate fees billed to the Company for professional services rendered by Ernst & Young LLP for the fiscal years ended May 30, 2021 and May 31, 2020.

Fee Category	Fiscal Year 2021	Fiscal Year 2020
Audit Fees	$2,452,200	$2,586,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$2,452,200	$2,586,000

Audit Fees were for professional services rendered for the integrated audit of the Company’s annual financial statements and internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, for the review of the Company’s interim financial statements included in the Company’s Quarterly Reports on Form 10-Q, and consultations on matters addressed during the current audit or interim reviews.

Audit Committee Pre-Approval Policies

The Audit Committee pre-approves all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Company’s independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with such pre-approval, and the fees for the services performed to date. The Audit Committee, or its designee, may also pre-approve particular services on a case-by-case basis.

Required Vote

The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm requires the affirmative vote of the holders of a majority of the shares of the Company’s Common Stock present at the Annual Meeting or by proxy and voted on this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MAY 29, 2022.

PROPOSAL NO. 3

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Compensation Discussion and Analysis within the Executive Compensation and Related Information section of this Proxy Statement describes the Company’s executive compensation program and the compensation decisions that the Board of Directors and the Compensation Committee of the Board of Directors (the "Compensation Committee) made in fiscal year 2021 with respect to the compensation of our named executive officers. As required by Section 14A of the Exchange Act, we are providing stockholders with a non-binding, advisory vote on the compensation of our named executive officers as described in this proxy statement. The Board of Directors is asking stockholders to cast a non-binding, advisory vote FOR the following resolution:

“RESOLVED, that the fiscal 2021 compensation paid to Landec Corporation's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in Landec Corporation's proxy statement for the 2021 annual meeting of stockholders, is hereby APPROVED on an advisory basis.”

We urge stockholders to read the Compensation Discussion and Analysis within the Executive Compensation and Related Information section of this Proxy Statement, as well as the Summary Compensation Table and related compensation tables directly following the Compensation Discussion and Analysis, which provide detailed information on the Company’s compensation policies and practices.

As we describe in the Compensation Discussion and Analysis, our executive compensation program is designed to attract, reward and retain talented officers and embodies a pay-for-performance philosophy that supports the Company’s business strategy and aligns the interests of our executives with our stockholders. Specifically, executive compensation is allocated among base salaries and short- and long-term incentive compensation. The base salaries are fixed in order to provide the executives with a stable cash income, which allows them to focus on the Company’s strategies and objectives as a whole, while the short- and long-term incentive compensation are designed to both reward the named executive officers based on the Company’s overall performance and align the named executive officers’ interests with those of our stockholders. Our annual cash incentive award program is intended to encourage our named executive officers to focus on specific short-term goals important to our success. Our executive officers’ annual cash incentive awards are determined based on objective performance criteria. The Company’s current practice with respect to long-term incentive compensation is to grant our named executive officers primarily stock options, but occasionally restricted and/or performance-based stock units as well. This mixture is designed to provide a balance between the goals of increasing the price of our Common Stock and aligning the interests of our executive officers with those of our stockholders (as stock options only have value if our stock price increases after the option is granted) and encouraging retention of our executive officers. Because grants are generally subject to vesting schedules, they help ensure that executives always have significant value tied to long-term stock price performance.

For these reasons, the Board of Directors is asking stockholders to support this proposal. Although the vote we are asking you to cast is non-binding, the Compensation Committee and the Board of Directors value the views of our stockholders and will consider the outcome of the vote when determining future compensation arrangements for our named executive officers.

At our 2017 Annual Meeting of Stockholders, the Company’s stockholders recommended, on an advisory basis, that the stockholder vote on the compensation of our named executive officers occur every year. In light of the foregoing recommendation, the Company has determined to hold a “say-on-pay” advisory vote every year. Accordingly, our next advisory say-on-pay vote (following the non-binding advisory vote at this Annual Meeting) is expected to occur at our 2022 annual meeting of stockholders.

At the 2020 Annual Meeting of Stockholders, 97% of votes cast expressed support for our compensation policies and practices, and we believe our program continues to be effective.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

AUDIT COMMITTEE REPORT

Composition

The Audit Committee consists of the three directors whose names appear below and operates under a written charter adopted by the Board of Directors. Each member of the Audit Committee meets the independence and financial experience requirements of NASDAQ and the SEC currently in effect. In addition, the Board of Directors has determined that each of Ms. Pankopf and Ms. Houde is an audit committee financial expert, as defined by the rules and regulations of the SEC.

Responsibilities

The responsibilities of the Audit Committee include appointing an independent registered public accounting firm and assisting the Board of Director’s oversight of the preparation of the Company’s financial statements. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. Management is responsible for the Company’s internal controls and financial reporting process. The Audit Committee’s responsibility is to oversee these processes and the Company’s internal controls. The Audit Committee members are not acting as professional accountants or auditors, and their functions are not to duplicate or to certify the activities of management and the independent registered public accounting firm.

Review with Management and Independent Auditors

The Audit Committee held seven meetings during fiscal year 2021. The Audit Committee met and held discussions with management and representatives of the Company’s independent registered public accounting firm, Ernst & Young LLP. Management represented to the Audit Committee that the Company’s consolidated financial statements for the fiscal year ended May 30, 2021 were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements for the fiscal year ended May 30, 2021 with management and the Company’s independent registered public accounting firm.

The Audit Committee met with the Company’s independent registered public accounting firm, with and without management present, to discuss the overall scope and plans for their audit, the results of their examination, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 114, The Auditor’s Communication with Those Charged with Governance, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, which supersedes SAS No. 61, as amended, including the judgment of the independent registered public accounting firm as to the quality of the Company’s accounting principles.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence.

Summary

Based upon the Audit Committee’s discussions with management and the Company’s independent registered public accounting firm, the Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended May 30, 2021, as filed with the SEC.

This report is submitted by the Audit Committee.

Tonia Pankopf (Chairperson)
Katrina L Houde
Catherine A. Sohn, Pharm. D.

The foregoing report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

CORPORATE GOVERNANCE

Board of Directors Meetings and Committees

The Board of Directors held a total of eight meetings during the fiscal year 2021. Each director attended at least 75% of all Board and applicable committee meetings during fiscal year 2021. The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which operates under a written charter approved by the Board of Directors which was reviewed and updated as appropriate in fiscal year 2021. The charter for each of the committees is available on the Company’s website (www.landec.com). The Board of Directors also has an ad hoc Special Committee, a Curation Focus Committee, and a Lifecore Focus Committee. It is our policy to encourage the members of the Board of Directors to attend the Company’s annual meeting of stockholders. All members of the Board of Directors attended our 2020 Annual Meeting of Stockholders. All information provided below is current as of the record date of August 23, 2021.

The Audit Committee currently consists of Ms. Pankopf (Chairperson), Dr. Sohn, and Ms. Houde. In the determination of the Board of Directors, each of Ms. Pankopf, Dr. Sohn, and Ms. Houde meets the independence requirements of the SEC and NASDAQ applicable to members of the Audit Committee, including the heightened independence requirements for audit committee membership pursuant to SEC requirements, and each meets the financial literacy requirements of the SEC and NASDAQ applicable to members of the Audit Committee. The Board of Directors has also determined that each of Ms. Pankopf and Ms. Houde is an “audit committee financial expert” within the meaning of applicable SEC rules. The Audit Committee assists the Board of Directors in its oversight of Company affairs relating to the quality and integrity of the Company’s financial statements, the qualifications and independence of the Company’s independent registered public accounting firm, the performance of the Company’s internal audit function and independent registered public accounting firm, and the Company’s compliance with legal and regulatory requirements. The Audit Committee is responsible for appointing, compensating, retaining and overseeing the Company’s independent registered public accounting firm, approving the services performed by the independent registered public accounting firm and reviewing and evaluating the Company’s accounting principles and its system of internal accounting controls. The Audit Committee is also responsible for administering our Related Party Transaction Policy, and reviewing and approving all such related party transactions. The Audit Committee held seven meetings during fiscal year 2021. Please see the section entitled “Audit Committee Report” for further matters related to the Audit Committee. The Board has adopted a written charter for the Audit Committee. The Audit Committee reviews the charter annually for changes.

The Compensation Committee currently consists of Ms. Carosella (Chairperson), Mr. Obus, Mr. Powell, and Mr. Edwards. In the determination of the Board of Directors, each of Ms. Carosella, Mr. Obus, Mr. Powell, and Mr. Edwards meets the current independence requirements of the SEC and NASDAQ applicable to members of the Compensation Committee. The function of the Compensation Committee is to review and set the compensation of the Company’s CEO and certain of the Company’s most highly compensated officers, including salary, bonuses and other cash incentive awards, and other forms of compensation, and to administer the Company’s stock plans and approve stock equity awards. The Compensation Committee held twelve meetings during fiscal year 2021. The Board has adopted a written charter for the Compensation Committee. The Compensation Committee reviews the charter annually for changes.

The Nominating and Corporate Governance Committee currently consists of Mr. Powell (Chairperson), Mr. Schechter, Mr. Obus, and Ms. Pankopf, each of whom, in the determination of the Board of Directors, meets the current independence requirements of the SEC and NASDAQ applicable to members of the Nominating and Corporate Governance Committee. The functions of the Nominating and Corporate Governance Committee are to recommend qualified candidates for appointment and election as executive officers and directors of the Company, oversee the Company’s corporate governance policies, and lead the annual self-evaluation of the Board of Directors. The Nominating and Corporate Governance Committee held seven meetings during fiscal year 2021. The Board has adopted a written charter for the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee reviews the charter annually for changes.

The Nominating and Corporate Governance Committee will consider director nominees proposed by current directors, officers, employees, and stockholders. Any stockholder who wishes to recommend candidates for consideration by the Nominating and Corporate Governance Committee may do so by writing to the Secretary of the Company, John Morberg, and providing the candidate’s name, biographical data, and qualifications. The Company does not have a formal policy regarding the consideration of director candidates recommended by stockholders. The Company believes this is appropriate because the Nominating and Corporate Governance Committee evaluates any such nominees based on the same criteria as all other director nominees. In selecting candidates for the Board of Directors, the Nominating and Corporate Governance Committee strives for a variety of experiences and backgrounds that add depth and breadth to the overall character of the Board of Directors. The Nominating and Corporate Governance Committee evaluates potential candidates using standards and qualifications, such as the candidates’ business experience, independence, diversity, skills and expertise to collectively establish a number of areas of core competency of the Board of Directors, including business judgment, management and industry knowledge. Although the Nominating and Corporate Governance Committee does not have a formal policy on diversity, it believes that diversity is an important consideration in the composition of the Board of Directors, and it seeks to include Board members with diverse backgrounds and experiences. Further criteria include the candidates’ integrity and values, as well as the willingness to devote sufficient time to attend meetings and participate effectively on the Board of Directors and its committees.

The Special Committee, formed by the Board of Directors in October 2019, currently consists of Mr. Barbarosh (Chairperson), Mr. Obus, Ms. Pankopf and Mr. Powell, each of whom, in the determination of the Board of Directors, meets the current independence requirements of the SEC and NASDAQ. The function of the Special Committee is to oversee the previously disclosed internal investigation relating to potential environmental and Foreign Corrupt Practices Act compliance matters associated with regulatory permitting at the Company’s guacamole manufacturing plant in Mexico. The Special Committee held 4 meetings during fiscal year 2021.

The Curation Focus Committee, formed by the Board of Directors in October 2020, currently consists of Ms. Houde (Chairperson), Mr. Barbarosh, Dr. Bolles, Ms. Carosella, Mr. Obus, and Mr. Schechter, each of whom, in the determination of the Board of Directors, with the exception of Dr. Bolles, meets the current independence requirements of the SEC and NASDAQ. The function of the Curation Focus Committee is to provide oversight to the Curation Foods segment.

The Lifecore Focus Committee, formed by the Board of Directors in October 2020, currently consists of Mr. Edwards (Chairperson), Mr. Barbarosh, Ms. Pankopf, Mr. Powell, and Dr. Sohn, each of whom, in the determination of the Board of Directors, meets the current independence requirements of the SEC and NASDAQ. The function of the Lifecore Focus Committee is to provide oversight to the Lifecore segment.
Corporate Governance
The Company provides information about its corporate governance policies, including the Company’s Code of Ethics, Corporate Governance Guidelines, and charters for the Audit, Nominating and Corporate Governance, and Compensation Committees of the Board of Directors on the Corporate Governance page of its website. The website can be found at www.landec.com.
The Company’s policies and practices reflect corporate governance initiatives that are compliant with the listing requirements of NASDAQ and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

(1)All members of the Board of Directors, and all director nominees, are independent, other than Dr. Bolles;

(2)All members of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee meet the applicable requirements for service on such committees of the SEC and NASDAQ;

(3)The independent members of the Board of Directors meet at each board meeting, and at least twice per year, in executive sessions without the presence of management or non-independent directors. The Board of Directors has designated Mr. Barbarosh as non-executive Chairperson of the Board, who, among other duties, is responsible for presiding over executive sessions of the independent directors and setting the agenda for each board meeting with the CEO and with input from the independent directors;

(4)The Company has an ethics hotline available to all employees, and the Audit Committee has procedures in place for the anonymous submission of employee complaints regarding accounting, internal controls, or auditing matters; and

(5)The Company has adopted a Code of Ethics that applies to all of its directors, officers, and employees (including the Company's principal executive officer, principal financial officer, principal accounting officer, and all members of the Company's finance department). Any substantive amendments to the Code of Ethics or grant of any waiver, including any implicit waiver, from a provision of the Code of Ethics to the Company’s principal executive officer, principal financial officer or principal accounting officer, will be disclosed either on the Company’s website or in a Current Report on Form 8-K.

Following a review of all relevant relationships and transactions between each director (including each director’s family members) and the Company, the Board has determined that each member of the Board or nominee for election to the Board, other than Dr. Bolles, is an independent director under applicable NASDAQ listing standards. Dr. Bolles does not meet the independence standards because he is currently an employee of the Company.

Leadership Structure of the Board of Directors

The Board of Directors believes that it is important to retain its flexibility to allocate the responsibilities of the positions of the Chairperson of the Board (the “Chairperson”) and CEO in the way that it believes is in the best interests of the Company.

The Board of Directors believes that the appointment of Mr. Barbarosh as non-executive Chairperson allows the CEO, who also possesses significant business and industry knowledge, to lead and speak on behalf of both the Company and the Board of Directors, while also providing for effective independent oversight by non-management directors through a non-executive Chairperson.

At each Board of Directors meeting, the non-executive Chairperson presides over an executive session of the non-management directors without the presence of management. The non-executive Chairperson also may call additional meetings of the non-management directors as he deems necessary.
The Board of Directors also adheres to sound corporate governance practices, as reflected in the Company’s corporate governance policies, which the Board of Directors believes has promoted, and continues to promote, the effective and independent exercise of leadership by the Board of Directors for the Company and its stockholders.

Stockholder Communications

Our Board of Directors welcomes communications from our stockholders. Stockholders and other interested parties may send communications to the Board of Directors, the independent directors as a group, or to any director in particular, including the Chairperson, by sending such communication to the Chief Financial Officer, Landec Corporation, 2811 Airpark Drive, Santa Maria, CA 93455. Any correspondence addressed to the Board of Directors or to any one of our directors will be promptly forwarded to the addressee. The independent directors review and approve the stockholder communication process periodically to ensure effective communication with stockholders.
Oversight of Risk Management
The Board of Directors’ role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. Our Audit Committee oversees management of financial risk exposures, including the integrity of our accounting and financial reporting processes and controls. As part of this responsibility, the Audit Committee meets periodically with the Company’s independent registered public accounting firm, our internal auditor and our financial and accounting personnel to discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. Additionally, the Audit Committee reviews significant findings prepared by the Company’s independent registered public accounting firm and our internal auditor, together with management’s response. Our Nominating and Corporate Governance Committee has responsibility for matters relating to corporate governance. As such, the charter for our Nominating and Corporate Governance Committee provides for the committee to periodically review and discuss our corporate governance guidelines and policies.
Our management also reviewed with our Compensation Committee and the Board of Directors the compensation policies and practices of the Company that could have a material impact on the Company. Our management review considered whether any of these policies and practices may encourage inappropriate risk-taking, whether any policy or practice may give rise to risks that are reasonably likely to have a material adverse effect on the Company, and whether it would recommend any changes to the Company’s compensation policies and practices. Management also reviewed with the Board of Directors risk-mitigating controls such as the degree of committee and senior management oversight of each compensation program and the level and design of internal controls over such programs. Based on these reviews, the Board of Directors has determined that risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.
The Board of Directors has adopted an executive compensation clawback policy, which provides for recoupment of executive incentive compensation in the event of certain restatements of the financial results of the Company. Under the policy, in the event of a substantial restatement of the Company’s financial results due to material noncompliance with financial reporting requirements, if the

Board of Directors determines in good faith that any portion of a current or former executive officer’s incentive compensation was paid as a result of such noncompliance, then the Company may recover the portion of such compensation that was based on the erroneous financial data.
The Board of Directors has also evaluated privacy protection, cybersecurity and information security in an effort to mitigate the risk of cyber-attacks and to protect the Company’s information and that of its customers and suppliers. Based on this review, the Board of Directors has determined that such risks are not reasonably likely to have a material adverse effect on the Company.
Compensation Committee Interlocks and Insider Participation

The Compensation Committee is composed of Ms. Carosella (Chairperson), Mr. Powell, Mr. Obus, and Mr. Edwards. Before his election as President and CEO, Dr. Bolles also served as a member of the Compensation Committee. During fiscal year 2021, none of the Company’s executive officers served on the Board of Directors of any entities whose directors or officers serve on the Committee. None of the Compensation Committee’s current members has at any time been an officer or employee of Landec. None of Landec’s executive officers currently serve, or in the past fiscal year have served, as members of the Board of Directors or compensation committee of any entity that has one or more of its executive officers serving on Landec’s Board of Directors or the Compensation Committee.
Compensation of Directors

The following table sets forth compensation information for fiscal year 2021 for each member of our Board of Directors who was not an executive officer during fiscal year 2021. Dr. Bolles, our President and CEO, does not receive any compensation for his service on the Board of Directors.

Name	Fee Earned or Paid in Cash	Stock Awards (1)	Other	Total
Craig A. Barbarosh	$106,542	$90,000	$—	$196,542
Deborah Carosella	$82,083	$90,000	$—	$172,083
Jeffrey L. Edwards (2)	$43,750	$56,000	$—	$99,750
Frederick Frank (3)	$22,917	$90,000	$—	$112,917
Kathy Houde	$71,667	$90,000	$—	$161,667
Charles Macaluso (4)	$48,333	$90,000	$—	$138,333
Nelson Obus	$73,792	$90,000	$—	$163,792
Tonia Pankopf	$84,833	$90,000	$—	$174,833
Andrew Powell	$98,583	$90,000	$—	$188,583
Catherine A. Sohn, Pharm.D.	$68,958	$90,000	$—	$158,958
Joshua Schechter (2)	$40,625	$56,000	$—	$96,625
Patrick D. Walsh (2), (5)	$46,875	$56,000	$—	$102,875
(1)The Company’s current compensation policy provides for each member of the Board of Directors to receive an annual restricted stock unit (“RSU”) award. On May 20, 2020, the annual RSU award was increased from $80,000 to $90,000 to better align with the market.
(2)Mr. Edwards, Mr. Schechter, and Mr. Walsh were elected to the Board of Directors on October 14, 2020. These directors' cash fees and RSU grants are pro-rated from their elections through May 30, 2021.
(3)Mr. Frank retired from the Board of Directors on October 14, 2020 and his cash fees are pro-rated through that date.
(4)Mr. Macaluso passed away in February 2021, and his cash fees are pro-rated through that date.
(5)Mr. Walsh resigned from the Company's Board of Directors on July 27, 2021.
As of May 30, 2021, the aggregate number of shares subject to outstanding RSU awards held by the members of the Board of Directors was: Mr. Barbarosh - 8,303 shares; Ms. Carosella - 8,303 shares; Mr. Frank - 0 shares; Ms. Houde - 8,303 shares; Mr. Macaluso - 0 shares; Mr. Obus - 8,303 shares; Ms. Pankopf - 8,303 shares; Mr. Powell - 8,303 shares; Dr. Sohn - 8,303 shares; Mr. Schechter - 5,398 shares; Mr. Edwards - 5, 398 shares and Mr. Walsh - 5,398 shares.

The 2021 annual cash retainer fees paid to non-employee directors of the Company are detailed in the following table:

Annual Cash Retainer for	Annual Retainer Fees paid
Non-employee Director	$50,000
Audit Committee	$10,000
Curation Focus Committee	$10,000
Lifecore Focus Committee	$10,000
Compensation Committee	$10,000
Nominating and Corporate Governance Committee	$5,000
Special Committee (1)	$1,000
(1) Retainer fee is per meeting. The Special Committee held four meetings during FY21.

In addition to the annual cash retainers paid to members of the committees as described above, for fiscal year 2021, the Company paid annual retainers to each of the chairs of the committee as shown below. In addition, the Chairperson of the Board received a separate annual retainer equal to the amount indicated in the table below:

Annual Cash Retainer for	Annual Retainer Fees paid
Chairperson of the Board (1) (2)	$95,000
Audit Committee Chair	$20,000
Curation Focus Committee	$20,000
Lifecore Focus Committee Chair	$20,000
Compensation Committee Chair (3)	$20,000
Nominating and Corporate Governance Chair	$10,000
Special Committee (4)	$2,000

(1)Represents increase effective January 28, 2021.
(2)At the 2020 Annual Meeting, the Mr. Barbarosh became Chairperson of the Board. Fees for FY21 are prorated between Mr. Barbarosh and the former Chairperson, Mr. Powell.
(3)Represents increase effective October 12, 2020.
(4)Retainer fee is per meeting. The Special Committee held four meetings during FY21.

Consistent with the general industry trend toward fixed-value RSU awards, each non-employee director receives an annual RSU award with a fair market value of $90,000, based on the fair market value of the Company’s Common Stock on the date of the grant, vesting on the first anniversary of the date of grant.
Each director is reimbursed for reasonable out-of-pocket expenses he or she incurs to attend Board of Directors meetings, committee meetings or stockholder meetings in his or her capacity as a director.
Stock Ownership Requirement
The Board of Directors has determined that ownership of the Company’s Common Stock by officers and directors promotes a focus on long-term growth and aligns the interests of the Company’s officers and directors with those of its stockholders. As a result, the Board of Directors has adopted stock ownership guidelines stating that the Company’s non-employee directors and its executive officers should maintain certain minimum ownership levels of Common Stock. Under these guidelines, each non-employee director of the Company is expected to maintain ownership of Common Stock having a value of at least three times the amount of the annual cash retainer paid for service as a non-employee director. For purposes of the guidelines, the value of a share of Common Stock, outstanding options, and/or unvested RSUs is measured as the greater of (i) the then current market price or (ii) the closing price of a share of Common Stock on the date when the stock was acquired, or the vesting date in the case of RSUs.
Newly - elected directors have five years from the date they are elected to meet these guidelines. In the event a non-employee director’s cash retainer increases, he or she will have two years from the date of the increase to acquire any additional shares or RSUs needed to meet the guidelines. Until the required ownership level is reached, directors are required to retain 50% of net shares acquired upon any future vesting of RSUs and/or exercise of stock options, after deducting shares used to pay the exercise price.

Executive Officers of the Company
The following sets forth certain information with regard to each named executive officer and each executive officer of the Company for fiscal year 2021. Ages are as of August 23, 2021.
Albert D. Bolles, Ph.D. (age 63) is President and Chief Executive Officer (“CEO”) of the Company and has served as a member of the Board of Directors since May 2014. Dr. Bolles also currently serves on the Board of Directors of SunOpta, Inc (NASDAQ:STKL), where he is a member of its Corporate Governance Committee, and serves as a director of Arcadia Biosciences, Inc. (NASDAQ:RKDA), where he is a member of its Nominating and Corporate Governance Committee. Prior to becoming the Company’s President and CEO on May 23, 2019, Dr. Bolles was Chairperson of the Company's ad hoc Food Innovation Committee and a member of the Company's Compensation and Nominating and Corporate Governance Committees. From April 2014 until August 2015, Dr. Bolles served as Executive Vice President, Chief Technology & Operations Officer of ConAgra Foods, Inc. (now Conagra Brands, Inc. (NYSE:CAG)) ("ConAgra"), a leading consumer products food company with net sales exceeding $16 billion. Prior to this role, Dr. Bolles was Executive Vice President, Research, Quality and Innovation for ConAgra, championing the development and execution of multiple new and improved products, realizing incremental growth for ConAgra and facilitating a multi-year pipeline to sustain and advance growth further. Prior to joining ConAgra in 2006, Dr. Bolles served as Vice President, Worldwide R&D for the Beverages and Foods division of PepsiCo, Inc. (NASDAQ:PEP), responsible for global R&D leadership for beverages (Pepsi, Gatorade, and Tropicana) and Quaker Foods including product, process, package and sensory R&D, Nutrition, Quality, and Scientific & Regulatory Affairs. His prior employment was with Gerber Foods for over 8 years with his last role being its R&D Director, overseeing infant and toddler global research and development. Dr. Bolles has a Ph.D. and Masters of Science in Food Science, and a Bachelor of Science in Microbiology, all from Michigan State University.

Dr. Bolles’ service as a preeminent leader in food science and his extensive knowledge of the Company and its operations provides the Board of Directors with valuable areas of expertise in new product development, innovation, quality, and supply chain in the packaged consumer food business.

John D. Morberg (age 57) has been the Chief Financial Officer and Secretary of the Company since January 18, 2021. Prior to joining the Company, Mr. Morberg was CFO and General Counsel for BL Restaurant Holdings, LLC, a national restaurant chain. Prior to that, over a ten-year tenure at Garden Fresh Restaurant Corp, he held various roles, including as the CEO, CFO and General Counsel, and a board member. He also served as CFO of DEI Holdings, Inc., through its initial public offering and through the early stages of being a public company, and worked for eight-years as Vice President and Controller of Petco. Mr. Morberg began his career at KPMG.

James G. Hall (age 58) has been a Vice President of the Company and President of Lifecore since June 2017. At Lifecore, Mr. Hall served as Vice President and General Manager from July 2013 to June 2017; Vice President of Operations from 2006 to 2013; Director of Manufacturing Operations and Engineering from 2001 to 2006; and the Manager of Engineering and Operations from 1999 to 2001. From 1995 until joining Lifecore in 1999, Mr. Hall was Manager of Pre-Clinical and Clinical supply for Protein Design Labs, a biotechnology company focusing on humanizing monoclonal antibodies. Prior to joining Protein Design Labs in 1995, Mr. Hall held various engineering positions within Lifecore beginning in 1989. Mr. Hall has over 32 years of pharmaceutical and combination product manufacturing and development experience.

Timothy P. Burgess (age 58) has been a Vice President of the Company and Senior Vice President of Supply Chain with Curation Foods since May 28, 2019. Prior to joining Curation Foods, Mr. Burgess was Vice President Global Manufacturing from February 2018 until March 2019 at Trident Seafood, the largest privately held seafood company in the United States. From March 2006 to February 2018 Mr. Burgess served as Vice President of Supply Chain APAC for Mead Johnson Nutrition, a pediatric nutrition company based in Singapore. Earlier in his career Mr. Burgess was plant manager for Dannon and Basic Vegetable Products.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of the Company’s Common Stock as of August 23, 2021 as to (i) each person who is known by the Company to beneficially own more than five percent of any class of the Company’s voting stock, (ii) each of the Company’s directors, (iii) each of the executive officers named in the Summary Compensation Table of this proxy statement (the “Named Executive Officers”), and (iv) all directors and executive officers as a group. The business address of each director and executive officer named below is c/o Landec Corporation, 2811 Airpark Drive, Santa Maria, CA 93455.
The number of shares of common stock beneficially owned by each person or entity is determined in accordance with the applicable rules of the Securities and Exchange Commission and includes voting or investment power with respect to shares of our common stock. Unless otherwise indicated, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under community property laws.

	Shares Beneficially Owned
Name	Total Number of Shares Beneficially Owned		Percentage of Common Stock Beneficially Owned (1)
Holders of more than 5% of our Common Stock
Wynnefield Capital, Inc	3,190,305	(2)	10.83%
Legion Partners Asset Management, LLC	2,904,340	(3)	9.86%
Dimensional Fund Advisors LP	2,219,361	(4)	7.53%
Blackrock, Inc	2,091,030	(5)	7.10%
The Vanguard Group, Inc.	1,671,841	(6)	5.67%
Cove Street Capital, LLC	1,608,618	(7)	5.46%

Non-Employee Directors:
Craig A. Barbarosh	13,804	(8)	*
Deborah Carosella	29,529	(9)	*
Jeffrey Edwards	5,398	(10)	*
Katrina L. Houde	15,637	(11)	*
Nelson Obus	3,190,305	(12)	10.83%
Tonia Pankopf	52,540	(13)	*
Andrew Powell	20,418	(14)	*
Joshua E. Schechter	5,398	(15)	*
Catherine A. Sohn, Pharm.D.	47,010	(16)	*

Named Executives Officers
Albert D. Bolles, Ph.D.	215,138	(17)	*
John D. Morberg	19,400		*
Brian F. McLaughlin	17,053		*
James G. Hall	239,407	(18)	*
Timothy P. Burgess	23,649	(19)	*
Dawn Kimball	24,679	(20)	*

All current directors and executive officers as a group (13 persons)	3,877,633	(21)	13.16%
* Less than 1%

(1)As of August 23, 2021, 29,461,710 shares of Common Stock were issued and outstanding. Percentages are calculated with respect to a holder of options exercisable within 60 days after August 23, 2021 as if such holder had exercised his options. Options held by other holders are not included in the percentage calculation with respect to any other holder.

(2)This information is based on a Schedule 13D/A filed by Wynnefield Partners Small Cap Value, L.P. I (“Wynnefield Partners I”), Wynnefield Partners Small Cap Value, L.P. (“Wynnefield Partners”), Wynnefield Small Cap Value Offshore Fund, Ltd. (“Wynnefield Offshore”), Wynnefield Capital, Inc. Profit Sharing Plan (“Wynnefield Plan”), Wynnefield Capital Management, LLC (“WCM”), Wynnefield Capital, Inc. (“WCI”) and Nelson Obus and Joshua H. Landes (collectively, the “Wynnefield Investors”) on April 20, 2021, and is as of April 12, 2021. According to the Schedule 13D/A, (i) Wynnefield Partners I has sole voting and sole dispositive power over 1,400,345 shares of the Company’s common stock; (ii) Wynnefield Partners has sole voting and sole dispositive power over 901,594 shares of the Company’s common stock; (iii) Wynnefield Offshore has sole voting and sole dispositive power over 659,388 shares of the Company’s common stock; (iv) Wynnefield Plan has sole voting and sole dispositive power over 184,560 shares of the Company’s common stock; (v) WCM has sole voting and sole dispositive power over 2,301,939 shares of the Company’s common stock; (vi) WCI has sole voting and sole dispositive power over 659,388 shares of the Company’s common stock; (vii) Nelson Obus has shared voting and shared dispositive power over 3,190,305 shares of the Company’s common stock, and (viii) Joshua H. Landes has shared voting and shared dispositive power over 3,145,887 shares of the Company’s common stock. The address for each of the Wynnefield Investors is 450 Seventh Avenue, Suite 509, New York, New York 10123.

(3)This information is based on a Schedule 13D/A filed by Legion Partners, L.P. I, Legion Partners, L.P. II, Legion Partners, LLC, Legion Partners Asset Management, LLC, Legion Partners Holdings, LLC, Christopher S. Kiper and Raymond T. White (the “Legion Investors”) on August 24, 2020, and is as of August 21, 2020. According to the Schedule 13D/A, (i) Legion Partners, L.P. I, has shared voting and shared dispositive power over 2,772,956 shares of the Company’s common stock; (ii) Legion Partners, L.P. II, has shared voting and shared dispositive power over 131,184 shares of the Company’s common stock; (iii) each of Legion Partners, LLC and Legion Partners Asset Management, LLC has shared voting and shared dispositive power over 2,904,140 shares of the Company’s common stock, and (iv) each of Legion Partners Holdings, LLC, Christopher S. Kiper and Raymond T. White has shared voting and shared dispositive power over 2,904,340 shares of the Company’s common stock. The address for each of the Legion Investors is 12121 Wilshire Blvd, Suite 1240, Los Angeles, CA 90025.

(4)This information is based on a Schedule 13G/A filed by Dimensional Fund Advisors LP (“Dimensional Fund”) on February 12, 2021, and is as of December 31, 2020. According to the Schedule 13G/A, Dimensional Fund has sole voting power over 2,147,474 shares of the Company’s common stock, and sole dispositive power over 2,219,361 shares of the Company’s common stock. The address for Dimensional Fund is Building One, 6300 Bee Cave Road, Austin, Texas, 78746.

(5)This information is based on a Schedule 13G/A filed by Blackrock, Inc. (“Blackrock”) on January 29, 2021, and is as of December 31, 2020. According to the Schedule 13G/A, Blackrock has sole dispositive power over 2,091,030 shares of the Company’s common stock, and sole voting power over 2,052,230 shares of the Company’s common stock. The address for Blackrock is 55 East 52nd Street, New York, NY 10055.

(6)This information is based on a Schedule 13G/A filed by The Vanguard Group (“Vanguard”) on February 10, 2021, and is as of December 31, 2020. According to the Schedule 13G/A, Vanguard has shared voting power over 38,809 shares of the Company’s common stock, sole dispositive power over 1,614,091 shares of the Company’s common stock, and shared dispositive power over 57,750 shares of the Company’s common stock. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(7)This information is based on a Schedule 13G filed by Cove Street Capital (“Cove Street”) and Jeffrey Bronchick on March 25, 2021, and is as of March 25, 2021. According to the Schedule 13G, (i) Cove Street has shared voting power over 1,124,904 shares of the Company’s common stock, and shared dispositive power over 1,608,618 shares of the Company’s common stock, and (ii) Jeffrey Bronchick has shared voting power over 1,124,904 shares of the Company’s common stock, and shared dispositive power over 1,608,618 shares of the Company’s common stock. The address for Cove Street is 2101 E El Segundo Boulevard. Suite 302, El Segundo, CA 90245.

(8)This number includes 8,303 shares subject to outstanding RSU's vesting within 60 days after August 23, 2021.

(9)This number includes 8,303 shares subject to outstanding RSU's vesting within 60 days after August 23, 2021.

(10) This number includes 5,398 shares subject to outstanding RSU's vesting within 60 days after August 23, 2021.

(11) This number includes 8,303 shares subject to outstanding RSU's vesting within 60 days after August 23, 2021.

(12) This number includes 3,190,305 shares reported on Form 13D/A filed by Wynnefield Capital, Inc. showing such beneficial owner's holdings as of April 12, 2021. This number includes the right to buy 8,303 RSU's that are exercisable within 60 days of April 12, 2021. Mr. Obus is a General Partner of Wynnefield Capital, Inc.

(13) This number includes 8,303 shares subject to outstanding RSU's vesting within 60 days after August 23, 2021.

(14) This number includes 8,303 shares subject to outstanding RSU's vesting within 60 days after August 23, 2021.

(15) This number includes 5,398 shares subject to outstanding RSU's vesting within 60 days after August 23, 2021.

(16) This number includes 8,303 shares subject to outstanding RSU's vesting within 60 days after August 23, 2021.

(17) This number includes 169,986 shares subject to outstanding stock options exercisable within 60 days after August 23, 2021.

(18) This number includes 200,256 shares subject to outstanding stock options exercisable within 60 days after August 23, 2021.

(19) This number includes 13,504 shares subject to outstanding stock options exercisable within 60 days after August 23, 2021.

(20) This number includes 15,000 shares subject to outstanding stock options exercisable within 60 days after August 23, 2021.

(21) This number includes an aggregate of 383,746 shares held by all current executive officers, directors and director nominees that are subject to outstanding stock options exercisable within 60 days after August 23, 2021.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis
The following Compensation Discussion and Analysis (“CD&A”) describes the philosophy, objectives and structure of our fiscal 2021 executive compensation program. This CD&A is intended to be read in conjunction with the tables that immediately follow this section, which provide further historical compensation information.

The following executive officers constituted our Named Executive Officers throughout the past fiscal year:

Albert D. Bolles, Ph.D.	President and CEO
John D. Morberg (1)	Chief Financial Officer and Secretary
Brian McLaughlin (2)	Former Vice President of Finance and Administration, and Chief Financial Officer
James G. Hall	Vice President of the Company and President of Lifecore
Timothy Burgess	Senior Vice President of Supply Chain
Dawn Kimball (2)	Former Senior Vice President of Human Resources, Chief People Officer

(1) On January 18, 2021, Mr. Morberg became CFO of the Company,

(2)Mr. McLaughlin separated from the Company on January 18, 2021. Ms. Kimball separated from the Company on March 12, 2021.

CD&A Reference Guide

Executive Summary	Section I
Compensation Philosophy and Objectives	Section II
Establishing Executive Compensation	Section III
Compensation Competitive Analysis	Section IV
Elements of Compensation	Section V
Additional Compensation Practices and Policies	Section VI

I.     Executive Summary

Strategy

Our goal remains to deliver value to all stakeholders by maximizing growth across our entire portfolio of businesses, while simultaneously respecting and preserving the planet for future generations. To this end, we will continue to focus on activities for advancing profitable growth, operational excellence, consumer and customer driven innovations, greater sustainability, and exceptional care of all people. Landec is a diversified health and wellness company with two operating businesses, Lifecore and Curation Foods. The strategy for each operating business is described below.

Lifecore

Lifecore is the Company’s FDA-registered and EU-certified contract development and manufacturing organization ("CDMO") business, which is focused on driving profitable growth with product development and manufacturing of sterile injectable products. Lifecore seeks to expand its presence in the CDMO marketplace by partnering with biopharmaceutical and biotechnology companies to bring their unique therapies to market. Lifecore’s goal of continuing success will be to execute on its three strategic priorities:

1) Managing Business Development Pipeline: Accelerate product development activities for small and large biopharmaceutical and biotechnology companies in various stages of the product lifecycle, spanning from the clinical development stage to commercialization, which aligns with the business’ overall product development strategy.

2) Maximizing Capacity: Meet customer demand by maximizing capacity in the syringe and vial multi-purpose filler production line to significantly increase the number of products produced.

3) Advancing Product Commercialization: Continue to seek out opportunities to advance customers’ late-stage product development activities by supporting their clinical programs and commercial process scale-up activities.

Curation Foods

Curation Foods, the Company’s natural food business, is focused on transforming its business to improve operating performance. Curation Foods is focused on driving profitable growth through innovation that is driven by consumer insights. The Company launched its shareholder value creation program, Project SWIFT, which aims to strengthen Curation Foods by simplifying the business, optimizing its operational network and rightsizing the organization. The Company believes that the decisive actions of Project SWIFT will help improve the Company’s operating cost structure, enhance profitability, and strengthen its balance sheet with an overall aim to deliver long-term value to stockholders. Curation Foods intends to continue to deliver high levels of product quality and safety, while successfully executing on its customer, grower, and partner commitments. Project SWIFT will continue to be implemented throughout fiscal 2022, with three strategic priorities designed to improve Curation Foods’ overall financial performance and profitability:

1) Network & Operational Optimization: Streamline the organization to maximize efficiency and productivity by continuous improvement in plant operations with lean manufacturing practices. This included the consolidation and centralization of various offices of Curation Foods into its Innovation Center headquarters in Santa Maria, California in fiscal 2020. In fiscal 2021 the Company engaged in a strategic logistics partnership with Castellini Company LLC to improve Curation Foods efficiency through increased distribution frequency, further market reach, and reduced operating costs.

2) Focus on Strategic Assets: Simplify the business by divesting non-core assets. In fiscal 2020 the Company initiated the strategic sale process of the Company’s Ontario, California salad dressing manufacturing facility, which had yet to become operational, and a review of strategic options for of its legacy core vegetable bag and tray business. In the first quarter of fiscal year 2021, the Company sold its interest in Ontario for net proceeds of $4.9 million. In June 2020 the Company began exploring opportunities for the planned divestiture of its underutilized Hanover manufacturing facility, and during the second quarter of fiscal year 2021, the Company sold the Hanover building and assets related thereto for net proceeds of $8.0 million. In fiscal 2021 the Company completed negotiations (which subsequently closed in the first quarter of fiscal 2022) wherein the Company completed the sale of all of its equity interests in Windset Holdings 2010 Ltd. (“Windset”) for a purchase price of $45.1 million, and simultaneously reduced debt by $41.2 million, which reflected net proceeds after early repayment fees.

3) Organizational Redesign: Redesigning the organization so that it is the appropriate size for the Company’s future direction. Beginning in fiscal 2020, the Company focused on redesigning strategic initiatives, developed and elevated internal talent and reduced overall headcount to improve efficiencies.

Our executive compensation program has been structured by the Compensation Committee of the Board of Directors to reward and incentivize executives to create long-term, sustainable stockholder value growth through a focus on corporate, business unit, and individual achievement. The performance metrics used, and the targets set, reflect our updated business strategy. Highlights of our fiscal year 2021 compensation program include:

•Added Performance-Based Contingent RSUs to the CEO Compensation Program

As further discussed below, the Compensation Committee determined that all of the equity granted to the CEO in fiscal year 2021 would consist of performance-based RSUs that are eligible to vest based on either (i) increasing total shareholder return (“TSR”) over up to a four-year period (target = 18,000 RSUs) or (ii) achieving predetermined strategic priorities over up to a three-year period (target = 48,000 RSUs). The Compensation Committee believes that the performance-based RSUs granted to the CEO will align his rewards with achievement of key internal goals and resulting shareholder return.

•Continued Use of a Short-term Incentive Compensation Program

Our short-term incentive program is designed to focus our executives on the achievement of annual objectives which we believe will drive the delivery of enhanced stockholder value over the long term. At Lifecore, 100% of the fiscal year 2021 annual cash incentive award was based on Lifecore exceeding minimum Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation, and Amortization) of $26.8 million, with a maximum payout of 200% of target. Lifecore exceeded the minimum Adjusted EBITDA threshold and earned a bonus in fiscal year 2021. At Curation Foods and for employees tied to Landec Corporate (including the CEO and CFO), the fiscal year 2021 annual cash incentive award was based on exceeding minimum Adjusted EBITDA of $23.8 million at Curation Foods and of $36.6 million at the Landec Corporate level, respectively, and the available bonus pool was capped at 150% of the established target bonus levels for all plan participants. Significant progress was made to transform Curation Foods, but the minimum Adjusted EBITDA thresholds were not exceeded and no bonuses were earned under the Curation Foods or Landec Corporate incentive plans. The Compensation Committee recognized the transformation progress made and that Adjusted EBITDA (for both Curation Foods and the Company) was above guidance provided during the year, and exercised its discretion to fund a bonus pool at 46% of target. This was allocated to the Named Executive Officers at 50% or less of their target bonus levels (as well as to other employees who are not Named Executive Officers), with the exception of the recently hired CFO, whose performance during a partial year was viewed by the Compensation Committee as higher than Corporate performance during the full fiscal year.

•Continued Strong Stockholder Support for Our Pay Program

At the 2020 Annual Meeting of Stockholders, once again, we received strong support for our say-on-pay proposal (over 97%). Our Compensation Committee believes this reflects stockholders’ support for our pay-for-performance philosophy and practice.

Components of Our Compensation Program
The Compensation Committee oversees our executive compensation program, which includes several compensation elements that have each been tailored to reward specific aspects of overall Landec and business line performance that the Board believes are central to delivering long-term stockholder value.

Base Salary
Base salaries are set to be competitive to the marketplace. Base salaries are not automatically adjusted annually but instead are adjusted when the Compensation Committee judges that a change is warranted due to changes in an executive officer’s responsibilities, demonstrated performance or relevant market data.

Short-Term Incentives
Funding of the fiscal year 2021 annual cash incentive pool at target was dependent upon achieving Adjusted EBITDA of $41.8 million for Landec Corporate executives, and $27.2 million for Curation Foods employees. The maximum payout was 150% of their target bonus for all plan participants. The Lifecore annual cash incentive award plan was based on achieving target Adjusted EBITDA of $28.7 million, with a maximum payout of 200% of target,

Long-Term Incentives
Long-term equity awards provide an incentive to executives to increase long-term stockholder value, while also providing a retention vehicle for our executives. While both time-based RSUs and performance based RSUs were awarded to certain Named Executive Officers during fiscal year 2021, the Compensation Committee maintained the existing structure of the equity component of the long-term incentive plan to primarily include stock options, because it views the inherent requirement to increase stock price in order to realize value as performance based and aligned with Landec’s transformation plan.

Compensation Governance Practices
Our pay-for-performance philosophy and compensation governance practices provide an appropriate framework for our executives to achieve our financial and strategic goals without encouraging them to take excessive risks in their business decisions. Some of our practices include:

Best Practices We Employ
Long-term focus. The majority of our executive compensation is tied to long-term performance.
Equity Ownership Guidelines. We have robust equity ownership guidelines of 5x salary for our CEO and 3x salary for other executive officers.
Equity Holding Requirements. We have implemented holding requirements for executives wherein each executive must retain at least 50% of equity granted until minimum share ownership requirements are achieved.

Clawback Policy. We have implemented a strong recoupment, or “clawback” policy, to recover incentive compensation in the event of certain restatements of the financial results of the Company.
No Excessive Benefits. We offer limited perquisites and other benefits to our executive officers.
No Section 280G Gross-ups. None of our executive officers are entitled to an excise tax gross-up of the payments received in connection with a change in control.
Director Independence. The Compensation Committee is made up entirely of independent directors.
Independent Compensation Consultant. The Compensation Committee retains an independent compensation consultant to advise on our executive compensation programs and practices.
Risk Assessment. We conduct an annual risk assessment of our compensation program.

Say on Pay Voting Results

At the 2020 Annual Meeting of Stockholders, our say-on-pay proposal received strong support, garnering support from over 97% of votes cast. This is consistent with the voting results of 2019, 2018 and 2017, which had support levels of, 98%, 98%, and 96%, respectively. The Compensation Committee is pleased with these results and believes they reflect stockholder support for our past executive compensation philosophy, policies and programs.

II.     Compensation Philosophy and Objectives

Landec’s compensation program is intended to meet three principal objectives:

1)attract, retain and reward officers and other key employees;
2)motivate these individuals to achieve the Company’s short-term and long-term strategic goals; and
3)align the interests of our executives with those of our stockholders.

The compensation program is designed to balance an executive’s achievements in managing the day-to-day business and addressing shorter-term challenges facing the Company and its subsidiaries, such as competitive pressures, or regulatory delays, with incentives to achieve our long-term goal of increasing profitability in our food and biomaterials businesses by creating innovative products that support people’s individual health and wellness goals.
The above policies guide the Compensation Committee in assessing the proper allocation among base salary, short term incentive compensation and long-term incentive compensation. Other considerations include Landec’s business objectives, its fiduciary and corporate responsibilities (including internal equity considerations and affordability), competitive practices and trends and regulatory requirements.
III.     Establishing Executive Compensation
Landec’s executive compensation program is overseen and administered by the Compensation Committee, which is comprised entirely of independent directors as determined in accordance with applicable NASDAQ and SEC rules. The Compensation Committee operates under a written charter adopted by our Board of Directors. A copy of the Compensation Committee’s charter is available at www.landec.com.
In determining the particular elements of compensation that are used to implement Landec’s overall compensation policies, the Compensation Committee takes into consideration a number of objective factors related to Landec’s performance, such as earnings per share, profitability, revenue growth and business-unit-specific operational and financial performance, as well as the competitive practices among its peer group. The Compensation Committee evaluates the Company’s financial and strategic performance in the context of determining compensation as well as the individual performance of each Named Executive Officer.
The Compensation Committee meets regularly to review overall executive compensation. The Compensation Committee also meets with Landec’s President and CEO and other executives to obtain recommendations with respect to Company compensation programs, practices and packages for executives and other employees. The CEO makes recommendations to the Compensation Committee on the base salary, annual cash incentive targets and equity compensation for the executive team and other employees, but not for herself or himself. The Compensation Committee, however, has the ultimate responsibility for determining executive compensation.
Role of the Compensation Consultant

The Compensation Committee retained Frederic W. Cook & Co (“FW Cook”) to provide consulting services in fiscal year 2021, including advice on the compensation philosophy, incentive plan designs, executive compensation analysis, and CD&A disclosure, among other compensation topics. FW Cook provides no services to the Company other than consulting services provided to the Compensation Committee.

The Compensation Committee has conducted a specific review of its relationship with FW Cook and determined that FW Cook’s work for the Compensation Committee does not raise any conflicts of interest. FW Cook’s work has conformed to the independence factors and guidance provided by the Dodd-Frank Act, the SEC and NASDAQ.

IV.     Compensation Competitive Analysis

Our Compensation Committee uses peer group information to provide context for its compensation decision-making for our executive officers. The Compensation Committee monitors the peer group to assess its appropriateness as a source of competitive compensation data and reassesses the relevance of the peer group as needed. In an effort to reflect that both Curation Foods and Lifecore play a role in the Company’s performance, the peer group has been adjusted and simplified over the years, with peers in both the life sciences and agriculture/food industries to reflect the Company’s labor market and similar investments for stockholders.
Fiscal Year 2021 Peers
To assist in determining compensation for fiscal year 2020 and fiscal year 2021, FW Cook helped the Compensation Committee to confirm the companies similar to Landec with respect to sector, market capitalization and revenue to provide a broad perspective on competitive pay levels and practices. This determination of the peer group companies occurred in late 2019, during fiscal year 2020, and the peer group was not changed during fiscal year 2021.
•Sector: Healthcare, consumer staples, contract development and manufacturing organizations, and excluding companies within the chemical industry.
•Revenue: Revenue between $100 million and $1.4 billion, viewed as reasonable and the size from which Landec (at $544 million in annual revenues) may recruit executives.
•Market Capitalization: Range between $250 million and $4.40 billion in the prior fiscal year, which is approximately 0.9x to 15x Landec’s market capitalization, which is viewed as understated during the transformation.

Using these criteria, the Compensation Committee determined that the following 12 companies comprised the Company's 2021 peer group:

Anika Therapeutics, Inc.	John B. Sanfilippo & Son, Inc.
Calavo Growers, Inc.	Lancaster Colony Corporation
Cal-Maine Foods, Inc.	Limoneira Company
CryoLife, Inc.	Seneca Foods Corporation
Farmer Bros. Co.	SunOpta, Inc.
J&J Snack Foods Corp.	Surmodics, Inc.

Peer group data is gathered with respect to base salary, bonus targets and equity awards (including stock options, performance shares, restricted stock and long-term, and any cash-based long-term awards).

The Compensation Committee does not benchmark compensation to a particular level, but rather uses competitive market data as a reference point among several when determining appropriate pay levels. On an overall basis, Landec’s goal is to target total compensation for Named Executive Officers at a level that is competitive with the 50th percentile within the selected peer group for the Named Executive Officers, but other important considerations include each executive’s particular experience, unique and critical skills, scope of responsibilities, proven performance, succession management and retention considerations, and the need to recruit new executives. The Compensation Committee analyzes base pay, target cash compensation and target total direct compensation within this broader context.

The CEO’s salary during fiscal year 2021 was at median, with equity and total compensation value that was below the median.
V.     Elements of Compensation
As outlined above, there are three major elements that comprise Landec’s executive compensation program: (i) base salary; (ii) annual cash incentive opportunities; and (iii) long-term incentives, in the form of stock options and RSUs and, with respect to the CEO, performance-based RSUs.

Base Salaries
The base salaries of executive officers are set at levels intended to be competitive with those companies in our peer group with which we compete for executive talent. The CEO’s fiscal year 2021 salary was consistent with the median of the peer data reviewed by the Compensation Committee. In determining base salary, the Compensation Committee also considers factors such as:

•job performance
•skill set
•prior experience
•the executive’s time in his or her position with Landec
•internal consistency regarding pay levels for similar positions or skill levels within the Company
•external pressures to attract and retain talent and
•market conditions generally
In fiscal years 2021 and 2020, annual base salaries for our named executive officers were as follows:

Name	FY 2021	FY 2020	% Change
Albert D. Bolles, Ph. D.	$638,600	$620,000	3.0%
John D. Morberg (1)	$410,000	$—	N/A
Brian F. McLaughlin (2)	$350,000	$350,000	—%
James G. Hall	$371,315	$350,000	6.1%
Timothy Burgess	$334,800	$325,000	3.0%
Dawn Kimball (2)	$309,000	$300,000	3.0%

(1)    Mr. Morberg became CFO on January 18, 2021.

(2)    Mr. McLaughlin separated from the company on January 18, 2021. Ms. Kimball separated from the Company on March 12, 2021.

Annual Cash Incentive Award Plan

Landec maintains an annual cash incentive award plan (the “Cash Incentive Award Plan”) for senior executives to encourage and reward achievement of Landec’s business goals and to assist Landec in attracting and retaining executives by offering an opportunity to earn a competitive level of compensation. This plan is consistent with our overall pay-for-performance philosophy and our goal of attracting and retaining top level executive officers in the industry.

In keeping with our pay for performance philosophy, a portion of our executives’ annual compensation is “at risk” compensation. This has resulted in most of our Named Executive Officers not receiving any annual cash incentive award or only a portion of their targeted award in recent years.

Award targets are set as a percentage of base salary. Incentive award targets and ranges are typically set early in each fiscal year, together with performance goals. The overall corporate and business unit objectives are intended to be challenging but achievable. Such objectives are based on actual performance compared to predetermined financial performance targets, which are weighted depending upon whether the employee is a member of a business unit or the corporate staff. Incentive award targets and criteria for executive officers are subject to approval by the Compensation Committee.

Fiscal Year 2021 Cash Incentive Award Plan

The Cash Incentive Award Plan for fiscal year 2021 included financial objectives for the consolidated Company, Curation Foods, and Lifecore. The financial objective used for all three was Adjusted EBITDA based on the internal plan. Adjusted EBITDA was used as the metric because it requires both top line revenue and cost control which are viewed as inputs for creating shareholder value.

The 2021 Landec Corporate plan was based on Landec exceeding a minimum consolidated Adjusted EBITDA of $36.6 million, and the Curation Foods plan was based on Curation Foods exceeding a minimum Curation Foods Adjusted EBITDA of $23.8 million. The 2021 Lifecore plan was based on Lifecore exceeding a minimum of Lifecore Adjusted EBITDA of $26.8 million. For fiscal year 2021, the target annual cash incentive award was 100% of base salary for Mr. Bolles, and the other Named Executive Officers’ target incentive awards ranged from 50% to 80% of their base salary.

Performance Goals

In fiscal year 2021, performance measures were broken into two categories:

Landec and Curation Foods: Target Adjusted EBITDA of $41.8 million for Landec employees (including the CEO and CFO) and $27.2 million for Curation employees (Mr. Burgess). Adjusted EBITDA is defined as Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), excluding restructuring charges, other non-recurring charges, and management fees, and including the cost of bonuses. EBITDA for Curation assets sold mid-year is included on a pro-forma basis at the higher of budget for asset or actual EBITDA through the date of sale.

Lifecore: Target Adjusted EBITDA of $28.7 million. Adjusted EBITDA is defined as EBITDA, excluding restructuring charges, other non-recurring charges, and management fees, and including the cost of bonuses.

The Landec Corporate and Curation Foods annual cash incentive funding schedule was as follows, expressed as a percent of target bonus (linear interpolation between all points shown):

	FY21 Adjusted EBITDA ($000)		% Adjusted EBITDA Goal	% of Target Bonus Earned
	Landec	Curation
Cap	$43,890	$28,560	105.0%	150%
	$42,845	$27,880	102.5%	125%
Goal	$41,800	$27,200	100.0%	100%
	$40,755	$26,520	97.5%	80%
	$39,710	$25,840	95.0%	60%
	$38,665	$25,160	92.5%	40%
	$37,620	$24,480	90.0%	20%
Threshold	$36,575	$23,800	87.5%	0%

The Lifecore annual cash incentive funding schedule was as follows, expressed as a percent of target bonus (linear interpolation applied between points shown):

	FY21 Adjusted EBITDA ($000)	% Adjusted EBITDA Goal	% of Target Bonus Earned
	Lifecore
Cap	$34,440	120.0%	200%
	$31,570	110.0%	150%
Goal	$28,700	100.0%	100%
	$28,413	99.0%	85%
	$28,126	98.0%	70%
	$27,839	97.0%	55%
	$27,552	96.0%	40%
	$27,265	95.0%	25%
	$26,978	94.0%	10%
Threshold	$26,787	93.3%	0%

Fiscal Year 2021 Earned Annual Cash Incentives

Fiscal year 2021 actual Adjusted EBITDA performance for Landec was $31.4 million. This was below the $36.6 million minimum Adjusted EBITDA required under the fiscal year 2021 cash incentive plan for Landec Corporate. Fiscal year 2021 actual Adjusted EBITDA performance for Curation Foods was $11 million. This was below the $23.8 million minimum. Adjusted EBITDA required under the fiscal year 2021 cash incentive plan for Curation Foods. As such, no cash incentive awards were paid to Curation Foods or Landec Corporate employees for fiscal year 2021 under the Landec Cash Incentive Award Plan.

However, the Compensation Committee evaluated the performance of the Named Executive Officers during fiscal year 2021 and exercised its discretion to fund the bonus pool at 46% of target. The Compensation Committee awarded each Named Executive Officer a cash bonus award outside of the Landec Cash Incentive Award Plan to recognize each individual’s contributions to the Company and leadership provided during fiscal year 2021. The Compensation Committee also considered a number of factors related to leading the multi-year turnaround, including:

•Fiscal year 2021 Adjusted EBITDA increased 43% at Landec and Adjusted EBITDA increased 148% at Curation Foods;
•Landec stock price performance improved during fiscal year 2021, and exceeded the S&P 500 for the same period;
•Market and economic issues occurred that were outside the control of management caused by the COVID 19 pandemic;
•Considerable progress was made towards completing the integration of closed facilities during the fiscal year 2021, including the closure of Vero Beach, Hanover and Rock Hill facilities;
•Management completed the debt refinancing of its credit facilities that matured during the year; and
•Management negotiated the early put/call exercise of its investment interests in Windset Farms, which monetized $45.1 million more than one year ahead of schedule and de-levered the balance sheet by paying down $41.2 million of debt.

The Compensation Committee awarded the Named Executive Officers bonuses at 25% to 50% of the target levels (with the exception of the recently hired CFO, John Morberg) based on its assessment of individual performance towards the turnaround goals and the manner in which each of the Named Executive Officers performed in their function.

The amount of each award was based primarily on the Named Executive Officer’s performance, the level of responsibilities and internal equity. The Compensation Committee noted the following achievements:

•In determining Dr. Bolles’ award, the Compensation Committee noted the overall Adjusted EBITDA increases during the COVID-19 pandemic and the steps taken to improve the position of the Company under the framework of Project SWIFT, continued progress in expense control, debt repayment, and growth in avocado products gross margins. The Compensation Committee also considered that Dr. Bolles had completed only the second year of his tenure as CEO and that the turnaround required at the Company is substantial and will take several years.

•In determining Mr. Morberg’s award, the Compensation Committee noted the significant achievement in completing the early Windset investment sale and early retirement of debt, as well as the immediate level of additional financial discipline and leadership he brings. The Compensation Committee was also aware that Mr. Morberg had no ability to affect the incentive plan goal-setting because he was hired during the fiscal year, which was the reason that his bonus was pro-rated for five months of service.

•In determining Mr. Burgess’ award, the Compensation Committee noted the completion of the new strategic logistics agreement and integration of closed facilities.

•In determining Mr. Hall’s award, the Compensation Committee approved him the amount required to be paid under the Lifecore annual cash incentive plan for which Mr. Hall achieved a bonus of 109% of target bonus under the formula with Lifecore Adjusted EBITDA achievement of $29.3 million.

The Compensation Committee did not make discretionary awards for Mr. McLaughlin and Ms. Kimball as both executives departed the Company prior to the approval of the annual cash incentive awards.
Based on the metrics and actual performance described above, the Named Executive Officers’ target annual incentive awards and actual amounts earned for fiscal year 2021 were as follows (Mr. Morberg's award was pro-rated to reflect his partial year of employment with our Company):

Name	Target as % of Base Salary	Target ($)	Actual 2021 Cash Award ($)
Albert D. Bolles, PhD	100%	$638,600	$319,300
John D. Morberg	55%	$225,500	$85,416
James G. Hall	80%	$297,052	$315,589
Timothy Burgess	50%	$167,400	$83,750

Long-Term Incentive Compensation
Landec provides long-term incentive compensation through equity-based and awards intended to align the interests of officers with those of the stockholders by creating an incentive for officers to maximize long-term stockholder value. At the same time, our long-term awards are designed to encourage officers to remain employed with Landec despite a competitive labor market in our industry.
Award Types
Awards to eligible employees, including Named Executive Officers, are generally made on an annual basis. Equity-based awards historically have taken the form of stock options and RSUs. The RSUs typically vest in full on the third anniversary of the grant date. Stock option awards provide that one-third vests on the first anniversary of the grant date and then 1/36th of the remaining unvested amount vests each month thereafter.
Landec grants stock options because they can be an effective tool for meeting Landec’s goal of increasing long-term stockholder value. Employees are able to profit from stock options only if Landec’s stock price increases in value over the stock option’s exercise price. Landec grants RSUs because they provide a more predictable value to employees than stock options, and therefore are efficient tools in retaining and motivating employees, while also serving as an incentive to increase the value of Landec’s stock. RSUs can be an efficient means of using equity plan share reserves because fewer RSUs are needed to provide a retention and incentive value as compared to awards of stock options.
In fiscal year 2021, the Compensation Committee primarily utilized stock options because they are a simple way to ensure that executives realize a reward only in the event that stockholders experience stock price appreciation.

However, the Compensation Committee also approved a grant to the CEO of only performance-based RSUs, earned over up to a four-year period for TSR performance (target = 18,000 shares) or over up to a three-year period for achievement of measurable multi-year strategic priorities (target = 48,000 shares). The CEO’s equity award was 100% performance-contingent to focus on the most critical performance items for turnaround success and shareholder value creation.
Equity Grants in Fiscal Year 2021
In general, long-term incentive awards granted to each executive officer are determined based on a number of qualitative factors, considered holistically, including an analysis of competitive market data, the officer’s degree of responsibility, general level of performance, ability to affect future Company performance, salary level and recent noteworthy achievements, as well as prior years’ awards.
During fiscal year 2021, the Compensation Committee granted time-based equity awards to certain executive officers in the form of stock options and RSUs. The RSUs will vest in full on the third anniversary of the grant date and the stock options will vest as follows: one-third vests on the first anniversary of the grant date and then 1/36th of the remaining unvested amount vests each month thereafter.

Name	Stock Options (#)	RSUs (#)
Albert D. Bolles, Ph.D	—	—
John D. Morberg	100,000	17,500
Brian F. McLaughlin (1)	70,000	—
James G. Hall	52,500	3,574
Timothy Burgess	35,000	—
Dawn Kimball (2)	31,500	—

(1)Mr. McLaughlin was granted an award of 70,000 options on July 20, 2020 while serving as CFO. Mr. McLaughlin separated from the Company on January 18, 2021, and a portion of these options were accelerated in connection with his separation.
(2)Ms. Kimball was granted an award of 31,500 options on July 20, 2020, while serving as Chief People Officer. Ms. Kimball separated from the Company on March 12, 2021 and a portion of these options were accelerated in connection with her separation.

The awards to Mr. McLaughlin, Mr. Burgess, and Ms. Kimball had grant date fair values, as disclosed in the Summary Compensation Table, which were generally at or below the median compensation of our peer group to reflect their payout potential and the fact that Landec market capitalization is lower than the median peer group market capitalization. The awards to Mr. Hall, when taken together, had grant date fair value, as disclosed in the Summary Compensation Table, which was slightly above the median of our peer group to reflect the importance of Lifecore to Landec’s future and his strong performance, particularly ensuring that the Lifecore business unit continued to remain and grow its profitability. The awards to Mr. Morberg were new hire grants and, when taken together, larger than a typical annual award, in order to attract him to the Company and to provide ownership alignment with shareholders.

On September 30, 2020, the Compensation Committee approved the grant of a performance-based RSU award to Dr. Bolles. The award consists of two tranches: (i) a target grant of 18,000 performance-based RSUs that are eligible to vest based on achievement of pre-determined stock price goals over up to four years (the “TSR-Vesting PSUs”), and (ii) a target award of 48,000 performance-based RSUs that are eligible to vest based on achievement of pre-determined strategic priorities over up to three years (the “Strategic Priority PSUs” and, together with the TSR-Vesting PSUs, the “PSUs”). The award covers an aggregate of 66,000 RSUs based on the achievement of target performance goals, with the opportunity to earn and vest in up to 165,000 RSUs if maximum performance goals are achieved.

The value of the CEO’s total compensation with 100% of the equity granted contingent on performance was below the median of peer data provided by FW Cook to the Compensation Committee in late 2019.

The TSR Vesting PSUs have the following performance schedule with target 18,000 shares earned for four-year TSR of 122%, accelerated if three-year TSR is 82%:

			CEO PSU Performance Schedule
		Earned PSUs as % Target	3-Year CAGR TSR	4-Year CAGR TSR
			%	%
	Earned PSUs		Price Increase	Price Increase

Max	45,000	250%	+127%	+199%
	39,600	220%	+118%	+183%
	34,200	190%	+109%	+167%
	28,800	160%	+100%	+152%
	23,400	130%	+91%	+137%
Target	18,000	100%	+82%	+122%
	13,500	75%	+59%	+86%
Threshold	9,000	50%	+36%	+51%

The Strategic Priority PSU's have the following performance schedule over up to a three year period:

Strategic Priority PSU Schedule
	Financial
	Performance	Earned
	% Target	PSUs(1)

Max	150%	120,000
	133%	96,000
	117%	72,000
Target	100%	48,000
	83%	38,400
Threshold	67%	28,800
(1) Linear interpolation between points.

In July 2021, after the close of fiscal year 2021, the Compensation Committee modified the Strategic Priority PSUs to extend the threshold lower and allow a wider range of potential outcomes below-target in order to recognize that some strategic priorities may not be achievable in the time frame desired by the Board.

Strategic Priority PSU Schedule
	Financial
	Performance	Earned
	% Target	PSUs(1)

Max	150%	120,000
	133%	96,000
	117%	72,000
Target	100%	48,000
	83%	38,400
Threshold (Original)	67%	28,800
Threshold (New)	50%	19,200
(1) Linear interpolation between points.

VI.     Additional Compensation Policies and Practices
Clawback Policy
In May 2014, the Board of Directors adopted an executive compensation clawback policy, which provides for recoupment of executive incentive compensation in the event of certain restatements of the financial results of the Company. Under the policy, in the event of a substantial restatement of the Company’s financial results due to material noncompliance with financial reporting requirements, if the Board of Directors determines in good faith that any portion of a current or former executive officer’s incentive compensation was paid as a result of such noncompliance, then the Company may recover that portion of such compensation that was based on the erroneous financial data. In determining whether to seek recovery of compensation, the Board of Directors or the Compensation Committee may take into account any considerations it deems appropriate, including whether the assertion of a claim may violate applicable law or adversely impact the interests of the Company in any related proceeding or investigation, the extent to which the executive officer was responsible for the error that resulted in the restatement, and the cost and likely outcome of any potential litigation in connection with the Company’s attempts to recoup such compensation.

Transactions in Company Securities

Our insider trading policy prohibits our directors, officers, and employees from engaging in certain speculative or hedging transactions in our securities, such as puts, calls, collars, swaps, forward sale contracts, and other derivative securities transactions involving the Company’s equity securities, on an exchange or in any other organized market.

Executive Stock Ownership Requirements

To promote a focus on long-term growth and to align the interests of the Company’s officers with those of its stockholder, the Board of Directors has adopted stock ownership guidelines requiring certain minimum ownership levels of Common Stock, based on position:

Position	Requirement
CEO	5x base salary
Other executive officers	3x base salary

For purposes of the guidelines, the value of a share of Common Stock, outstanding options, and/or unvested RSUs is measured as the greater of (i) the then current market price or (ii) the closing price of a share of Common Stock on the date when the stock was acquired.
Newly appointed executive officers have five years from the date they are appointed or promoted to meet these guidelines. In the event of an increase in base salary, the executive officer will have two years from the date of the increase to acquire any additional shares or RSUs needed to meet the guidelines. Until the required ownership level is reached, executive officers are required to retain 50% of net shares acquired upon any future vesting of RSUs and/or exercise of stock options, after deducting shares used to pay any applicable taxes and/or exercise price.
401(k) Plan and Other Generally Available Benefit Programs
Landec maintains a tax-qualified 401(k) plan which provides for broad-based employee participation. Under the 401(k) Plan, all Landec employees are eligible to receive matching contributions from Landec. The 401(k) Plan is a safe harbor plan (as defined in the Internal Revenue Code) with a safe harbor match of 100% on the first 3% of deferrals and 50% on the next 2% of each participant’s pretax contributions; and the match is calculated and paid to participants’ accounts on a payroll-by-payroll basis, subject to applicable federal limits. The 401(k) Plan does not have an associated vesting schedule. Landec also makes an annual “reconciling match” by recalculating the regular matching contribution as if it were paid on an annualized, instead of on a payroll-by-payroll, basis. If the annualized matching contribution would have been higher, Landec makes a contribution to the participant’s account in an amount equal to the difference between the two amounts. Other than the 401(k) Plan, Landec does not provide defined benefit pension plans or defined contribution retirement plans to its executives or other employees.
Landec also offers a number of other benefits to the Named Executive Officers pursuant to benefit programs that provide for broad-based employee participation. These benefit programs include medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, wellness programs, educational assistance and certain other benefits.
The 401(k) Plan and other generally available benefit programs allow Landec to remain competitive with respect to employee talent, and Landec believes that the availability of the benefit programs generally enhances employee productivity and loyalty to Landec. The main objectives of Landec’s benefit programs are to give our employees access to quality healthcare, financial protection from unforeseen events, assistance in achieving retirement financial goals and enhanced health and productivity. These generally available benefits typically do not specifically factor into decisions regarding an individual executive’s total compensation or equity award package.
Employment Agreements
Chief Executive Officer

On May 23, 2019, the Company entered into an executive employment agreement with Dr. Albert D. Bolles, the Company’s President and CEO, setting forth the terms of his employment, which was amended and restated on July 23, 2020 (as amended the "Bolles Agreement"). The term of the Bolles Agreement ends on July 23, 2023, at which point the agreement will expire unless renewed or extended by the written consent of both parties. The Bolles Agreement provides that Dr. Bolles shall be paid an annual salary of $638,600 (unless modified by the Compensation Committee) and will participate in the annual Cash Incentive Award Plan and the LTI plan. Under the Bolles Agreement, Dr. Bolles is also eligible for grants of equity-based awards at such times and in such amounts as determined by the Compensation Committee. In making decisions with respect to Dr. Bolles’ salary, target bonus and equity compensation grant, the Compensation Committee relied on the peer group data described above and gave considerable weight to the CEO’s ability to drive performance necessary to achieve our transformational corporate objectives and to deliver value to our stockholders.

As part of the Bolles Agreement, Dr. Bolles agreed not to solicit, induce, recruit, encourage or take away employees or consultants of the Company during his employment and for a period of two years following his termination.

Under the Bolles Agreement, if Dr. Bolles is terminated without “cause” or if he terminates his employment for “good reason”, Dr. Bolles will receive a severance payment equal to 100% of his annual base salary over a twelve month period, a pro-rated portion of any annual cash incentive award to which he is entitled and a one-year acceleration of his unvested stock options and other equity awards, and the Company will pay the monthly premiums for health insurance coverage for Dr. Bolles (and his spouse and eligible dependents) for the maximum period permitted under COBRA or until such earlier time as Dr. Bolles receives substantially equivalent health insurance coverage in connection with new employment.

Under the Bolles Agreement, in the event that Dr. Bolles’ employment is terminated by the Company without “cause” or by Dr. Bolles for “good reason”, in either case, on or within two years following a “change in control”, Dr. Bolles will be eligible to receive the following payments and benefits: a cash payment equal to the sum of (i) 150% of Dr. Bolles’ then-current annual base salary, plus (ii) his target cash performance bonus for the year in which the termination occurs, to be paid in substantially equal installments over the 18-month period following the termination date; a cash payment equal to Dr. Bolles’ pro-rated target cash performance bonus for the year in which the termination occurs; Company-subsidized COBRA premium payments for Dr. Bolles and his covered dependents for up to the maximum period permitted under COBRA; and full accelerated vesting of all outstanding Company equity awards, with performance-based awards vesting at target performance values (unless otherwise specified in the applicable award agreement).

Dr. Bolles’ right to receive the severance payments and benefits described above is subject to his delivery and, as applicable, non-revocation of a general release of claims in our favor and his continued compliance with any applicable restrictive covenants. In addition, in the event that any payment under the Bolles Agreement, together with any other amounts paid to Dr. Bolles by us, would subject the executive to an excise tax under Section 4999 of the Internal Revenue Code, such payments will be reduced to the extent that such reduction would produce a better net after-tax result for him.

Chief Financial Officer

On January 18, 2021, the Company entered into an executive employment agreement with John D. Morberg, the Company’s Chief Financial Officer, setting forth the terms of his employment (the "Morberg Agreement"). The Morberg Agreement provides that Mr. Morberg will be paid an annual base salary of $410,000, and he will participate in the Company’s annual Cash Incentive Award Plan with a target bonus equal to 55% of his annual base salary (pro-rated for any partial year of service). Mr. Morberg is also eligible to receive reimbursement of certain relocation expenses, as well as future grants of equity-based awards at such times and in such amounts as determined by the Compensation Committee. In connection with his appointment, and pursuant to the terms of the Morberg Agreement, Mr. Morberg also was granted equity awards in the form of a stock option award and an RSU award, each of which was granted on January 18, 2021 pursuant to the Landec Corporation 2019 Stock Incentive Plan. The stock option provides Mr. Morberg with the option to purchase 100,000 shares of the Company’s common stock, exercisable (i) with respect to one-third of the shares underlying the option on January 18, 2022 and (ii) with respect to the remaining shares, in 1/36th installments on each monthly anniversary thereafter, in each case subject to Mr. Morberg’s continued employment through the applicable vesting date. The RSU award provides for the issuance of 17,500 shares of the Company’s common stock upon vesting, such vesting to occur in full on January 18, 2024, subject to his continued employment through such date.

In the event that Mr. Morberg’s employment is terminated by the Company without “cause” or by Mr. Morberg for “good reason” in either case, Mr. Morberg will be eligible to receive the following payments and benefits: a cash amount equal to Mr. Morberg’s then-current annual base salary, to be paid in substantially equal installments over the 12-month period following the termination date; a cash payment equal to Mr. Morberg’s pro-rated target cash performance bonus for the year in which the termination occurs; Company-subsidized COBRA premium payments for Mr. Morberg and his covered dependents for up to the maximum period permitted under COBRA; and partial accelerated vesting of all outstanding Company equity awards that would have vested over the one-year period following the termination date (or, if either such termination occurs on or within two years following a “change in control,” full accelerated vesting of all outstanding Company equity awards, with performance-based awards vesting at target performance values, unless otherwise specified in the applicable award agreement). Mr. Morberg’s right to receive the severance payments and benefits described above is subject to his delivery and, as applicable, non-revocation of a general release of claims in our favor.

As part of the Employment Agreement, Mr. Morberg agreed not to solicit employees or consultants of the Company during his employment and for a period of two years following his termination.

Former Chief People Officer

On October 14, 2019, the Company entered into an executive employment agreement with Ms. Kimball (the “Kimball Agreement”) setting forth the terms of her employment. The Kimball Agreement provided that Ms. Kimball would be paid an annual base salary of $300,000 through the term of the Kimball Agreement (unless modified by the Compensation Committee), and participate in the annual Cash Incentive Award Plan and LTI plan. Ms. Kimball agreed, as part of the Kimball Agreement, not to solicit, induce, recruit, encourage or take away employees or consultants of the Company during her employment and for a period of two years following her termination. Ms. Kimball separated from the Company effective March 12, 2021 and in connection with her separation received the following severance benefits which are described in the section entitled “Potential Payments upon Termination or Change in Control” below.

For a description of the potential payments upon termination or a change in control based on the agreements that were in effect in for fiscal year 2021, see the section entitled “Potential Payments upon Termination or Change in Control” below.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal year 2021. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors, and the Board of Directors has approved, that the Compensation Discussion and Analysis be included in Landec’s Proxy Statement for its 2021 Annual Meeting of Stockholders and incorporated into our Annual Report on Form 10-K for the fiscal year ended May 30, 2021.
This report is submitted by the Compensation Committee:
Deborah Carosella (Chairperson)
Andrew Powell
Nelson Obus
Jeffrey Edwards

The foregoing report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Landec specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Summary Compensation

The following table shows compensation information for fiscal years 2021, 2020 and 2019 for the Named Executive Officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (3)	Total ($)
Albert D. Bolles	2021	$633,592	$319,300	$141,840	$—	$—	$36,567	$1,131,299
President and Chief Executive Officer	2020	$620,000	$—	$—	$267,611	$—	$92,698	$980,309
	2019	$4,769	$—	$574,246	$348,451	$—	$77,500	$1,004,966

John D. Morberg	2021	$141,923	$85,416	$189,525	$266,884	$—	$4,330	$688,078
Chief Financial Officer

Brian F. McLaughlin (4)	2021	$230,192	$—	$—	$161,230	$—	$206,271	$597,694
Former Vice President of Finance and	2020	$303,426	$—	$—	$146,821	$—	$46,686	$496,933
Administration, Chief Financial Officer	2019	$285,000	$—	$105,917	$134,539	$26,129	$51,450	$603,035

James G. Hall	2021	$365,373	$—	$33,578	$120,923	$315,589	$25,294	$860,757
President of Lifecore Biomedical and	2020	$341,586	$—	$105,600	$259,912	$218,400	$34,698	$960,196
Vice President of Landec	2019	$293,600	$—	$310,965	$57,958	$148,200	$32,118	$842,841

Timothy Burgess	2021	$332,162	$83,750	$—	$80,615	$—	$23,536	$520,063
Senior Vice President of Supply Chain of Curation Foods and Vice President of Landec	2020	$323,750	$—	$190,225	$—	$—	$63,878	$577,853

Dawn Kimball (4)	2021	$247,154	$—	$—	$72,554	$—	$134,645	$454,352
Former Senior Vice President of Human Resources and Chief People Officer	2020	$203,295	$—	$159,075	$—	$—	$18,584	$380,954

(1)Amounts shown do not reflect compensation actually received by the Named Executive Officer. Instead, the amounts shown are the aggregate grant date fair value of RSUs and PSU's granted during fiscal year 2021 computed for financial statement reporting purposes in accordance with ASC 718. As required pursuant to SEC disclosure rules, the grant-date fair values of the TSR-Vesting PSUs and Strategic Priority PSUs (together, the “PSUs”) granted to Dr. Bolles were computed based on the probable outcomes of the performance conditions as of the grant date; achievement of the performance conditions for the Strategic Priority PSUs were not deemed probable on the grant date and, accordingly, no value is included in the table for this award. The grant date fair value of the September 2020 Market PSUs of $7.88 was determined through Monte-Carlo simulations using the following assumptions: the common stock closing price at the September 30, 2020 grant date for Landec which was $9.72, the average closing price of the common stock price for the 20 trading days prior to the last day of the performance period, and the range of performance-based vesting over four years from the grant date. For the Market PSUs, an implied volatility assumption of 41% (based on historical volatility), a risk-free rate of 0.22% (the four-year Treasury rate on the grant date), and a 0% dividend yield (the mathematical equivalent to reinvesting the dividends over the four-year performance period as is consistent with the terms of the PSUs) were used. Assuming maximum achievement of the performance conditions, the value of the TSR-PSUs granted to Mr. Bolles as of the grant date is $354,600.

(2)Amounts shown do not reflect compensation actually received by the Named Executive Officer. Instead, the amounts shown are the aggregate grant date fair value of stock options granted during fiscal year 2021 computed for financial statement reporting purposes in accordance with ASC 718. The assumptions used to calculate the value of stock option awards are set forth under Note 1 and Note 6 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended May 30, 2021.
(3)Amounts consist of Company-paid life insurance and an employer 401(k) match for all Named Executive Officers. The amount shown for Mr. Hall also includes Company-paid long term disability insurance for which Mr. Hall is the beneficiary. The amounts shown for Mr. McLaughlin include $10,000 and for Ms. Kimball $15,334 for temporary housing allowance. The amounts for Mr. McLaughlin also includes severance pay of $121,154, COBRA health insurance benefits of $8,714 and Paid Time Off payout of $30,962. The amounts for Ms. Kimball also includes severance pay of $71,308, COBRA health insurance benefits of $1,983, and Paid Time Off payout of $27,335. Dr. Bolles had $6,344 of travel expenses related to his relocation.
(4)Mr. McLaughlin separated from the Company on January 18, 2021. In connection with the termination of his employment, Mr. McLaughlin received certain severance benefits, the details of which have been provided under the heading “Former Chief Financial Officer” below. Ms. Kimball separated from the Company on March 12, 2021. In connection with the termination of her employment, Ms. Kimball received certain severance benefits, the details of which have been provided under the heading “Former Chief People Officer” below.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the Named Executive Officers during fiscal year 2021. The option awards and the unvested portion of the stock awards identified in the table below are also reported in the “Outstanding Equity Awards at Fiscal 2021 Year-End” table on the following page.

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock	Underlying	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	or Units (#)	Options (#)	($/share)	($) (2)
Albert D. Bolles, Ph.D.		—	638,600	957,900	—	—	—	—	—	—	—
	9/30/2020	—	—	—	9,000	18,000 (3)	45,000	—	—	—	141,840 (3)
	9/30/2020	—	—	—	19,200	48,000 (4)	120,000	—	—	—	— (4)

John D. Morberg		—	225,500	338,250	—	—	—	—	—	—	—
	1/18/2021	—	—	—	—	—	—	17,500	100,000	10.83	456,409

Brian F. McLaughlin		—	210,000	315,000	—	—	—	—	—	—	—
	7/23/2020	—	—	—	—	—	—	—	70,000	9.40	161,230

James G. Hall		—	297,052	594,104	—	—	—	—	—	—	—
	7/23/2020	—	—	—	—	—	—	3,574	52,500	9.40	154,500

Timothy P. Burgess		—	167,400	251,100	—	—	—	—	—	—	—
	7/23/2020	—	—	—	—	—	—	—	35,000	9.40	80,615

Dawn Kimball		—	154,500	231,750	—	—	—	—	—	—	—
	7/23/2020	—	—	—	—	—	—	—	31,500	9.40	72,554

(1)Amounts shown are estimated payouts for fiscal year 2021 to the Named Executive Officers under the 2021 Cash Incentive Award Plan. The target amount is based on a percentage of the individual’s fiscal year 2020 base salary. With the exception of Mr. Hall, none of the Named Executive Officers received a cash incentive award for fiscal year 2021 under the Landec Cash Incentive Award Plan. However, Mr. Bolles, Mr. Morberg, and Mr. Burgess were awarded bonuses for FY21 outside of the Landec Cash Incentive Award Plan. For more information on these awards, including the amounts actually paid, see “Compensation Discussion and Analysis-Annual Cash Incentive Award Plan.”

(2)The value of a stock award or option award is based on the fair value as of the grant date of such award determined pursuant to ASC 718. Stock awards consist of RSUs and PSUs. As required pursuant to SEC disclosure rules, the grant-date fair values of the PSUs granted to Dr. Bolles were computed based on the probable outcomes of the performance conditions as of the grant date; achievement of the performance conditions for the Strategic Priority PSUs were not deemed probable on the grant date and, accordingly, no value is included in the table for this award. The grant date fair value of the September 2020 Market PSUs of $7.88 was determined through Monte-Carlo simulations using the following assumptions: the common stock closing price at the September 30, 2020 grant date for Landec which was $9.72, the average closing price of the common stock price for the 20 trading days prior to the last day of the performance period, and the range of performance-based vesting over four years from the grant date. For the Market PSUs, an implied volatility assumption of 41% (based on historical volatility), a risk-free rate of 0.22% (the four-year Treasury rate on the grant date), and a 0% dividend yield (the mathematical equivalent to reinvesting the dividends over the four-year performance period as is consistent with the terms of the PSUs) were used. The assumptions used to calculate the value of stock option awards are set forth under Note 1 and Note 6 of the Notes to

Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended May 30, 2021. Regardless of the value placed on a stock option on the grant date, the actual value of the option will depend on the market value of the Common Stock at such date in the future when the option is exercised. Stock option awards provide that one-third vests on the first anniversary of the grant date and then 1/36th per month thereafter, therefore all options are fully vested three years after the date of grant, subject to continued employment. RSUs typically vest on the third anniversary of the date of grant, subject to continued employment.

(3)The TSR-Vesting PSUs are eligible to vest based on the achievement of stock price goals over an initial three-year ending on September 8, 2023 and, in the event that as of the end of the initial performance period the maximum stock price goal is not achieved, then the then-unvested TSR-Vesting PSUs will remain outstanding and eligible to vest at the end of an extended performance period ending on September 8, 2024.

(4)The Strategic Priority PSUs are eligible to vest based on the achievement of pre-determined strategic priorities over a performance period ending on the earliest to occur of (i) September 8, 2023, (ii) achievement of the last designated strategic priority, or (iii) a change in control.

Equity Awards

The following table shows all outstanding equity awards held by the Named Executive Officers at the end of fiscal year 2021. The awards for fiscal year 2021 identified in the table below are also reported in the “Grants of Plan-Based Awards” table.

Outstanding Equity Awards at Fiscal 2021 Year End

		Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares Or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units, or Other Rights That Have Not Vested
Name	Grant Date	Exercisable	(#) (1)	($)	Date	(#) (2)	($) (3)	(#)	($) (3)
Albert D. Bolles, Ph.D.	9/30/2020	—	—	—		—	—	9,000 (4)	107,730
	9/30/2020	—	—	—		—	—	19,200 (5)	229,824
	5/27/2020	33,000	67,000	11.20	5/27/2027	—	—	—	—
	5/23/2019	107,730	54,270	9.35	5/23/2026	55,000	658,350	—	—

John D. Morberg	1/18/2021	—	100,000	10.83	1/18/2028	17,500	209,475	—	—

Brian F. McLaughlin	7/23/2020	32,870	—	9.40	7/14/2021	—	—	—	—
	4/1/2020	20,343	—	9.77	7/14/2021	—	—	—	—
	1/7/2020	16,625	—	10.12	7/14/2021	—	—	—	—
	1/30/2019	24,842	—	12.76	7/14/2021	—	—	—	—
	7/25/2018	9,062	—	14.35	7/14/2021	—	—	—	—
	10/19/2017	15,000	—	12.65	7/14/2021	—	—	—	—
	5/25/2016	15,000	—	11.36	7/14/2021	—	—	—	—
	10/15/2015	30,000	—	12.78	7/14/2021	—	—	—	—

James G. Hall	7/23/2020	—	52,500	9.40	7/23/2027	3,574	42,781	—	—
	1/7/2020	44,166	55,834	10.12	1/7/2027	—	—	—	—
	8/5/2019	—	—	—	0	10,000	119,700	—	—
	7/25/2018	15,937	938	14.35	7/25/2025	5,625	67,331	9,045 (6)	108,269
	6/1/2017	75,000	—	14.00	6/1/2024	—	—	—	—
	5/25/2016	15,000	—	11.36	5/25/2023	—	—	—	—
	5/28/2015	15,000	—	14.39	5/28/2022	—	—	—	—

Timothy P. Burgess	7/23/2020	—	35,000	9.40	7/23/2027	—	—	—	—
	7/25/2019	—	—	—	0	17,500	209,475	—	—

Dawn Kimball	7/23/2020	16,550	—	9.40	9/8/2021	—	—	—	—
	10/12/2018	15,000	—	12.95	9/8/2021	—	—	—	—

(1)Options granted prior to fiscal year 2020 vest at the rate of 1/36 per month over a three-year period from date of grant. Options granted in fiscal year 2020 or later vest one-third on the first anniversary of the grant date and then 1/36th per month thereafter.

(2)The RSUs typically vest on the third anniversary of the date of grant. Performance-based awards are reported at target. Mr. McLaughlin separated from the Company in January 2021. In connection with his termination of employment with the Company, Mr. McLaughlin received certain severance benefits including the acceleration of vesting of certain RSUs previously granted, the details of which are provided under the heading “Former Chief Financial Officer” below. Ms. Kimball separated from the Company in March 2021. In connection with her termination of employment with the Company, Ms. Kimball received certain severance benefits including the acceleration of vesting of certain RSUs previously granted, the details of which are provided under the heading “Former Chief People Officer” below.

(3)Value is based on the closing price of the Common Stock of $11.97 on May 28, 2021 (the last trading day of our fiscal year) as reported on the NASDAQ Global Select Market.

(4)The number of TSR-Vesting PSUs that are eligible to vest range from 50% - 250%, based on the achievement of targets specified in the applicable award agreement. Based on the Company's stock price performance through the end of fiscal year 2021, the TSR-Vesting PSUs are shown at the threshold amount.

(5)The number of Strategic Priority PSUs that are eligible to vest range from 60% - 250%, based on the achievement of targets specified in the applicable award agreement. The threshold was reduced to 50% of the Strategic Priority PSUs after the end of fiscal year 2021. Based on the level of achievement expected as of the end of fiscal year 2021, the Strategic Priority PSUs are shown at the threshold amount.

(6)This performance RSU is based on the Company achieving a target earnings per share for fiscal year 2021.

Option Exercises and Stock Vested

The following table shows all stock options exercised and the value realized upon exercise and the number of stock awards vested and the value realized upon vesting by the Named Executive Officers during fiscal year 2021.

Option Exercises and Stock Vested For Fiscal 2021

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Brian F. McLaughlin (2)	—	—	5,000	50,425
James G. Hall	—	—	25,000	271,000
Dawn Kimball (2)	—	—	18,608	224,971

(1)The value realized equals the difference between the option exercise price and the fair market value of the Common Stock on the date of exercise, multiplied by the number of shares for which the option was exercised.

(2)Mr. McLaughlin separated from the Company in January 2021. In connection with his termination of employment with the Company, Mr. McLaughlin received certain severance benefits including the acceleration of vesting of certain RSUs previously granted, the details of which are provided under the heading “Former Chief Financial Officer” below. Ms. Kimball separated from the Company in March 2022. In connection with her termination of employment with the Company, Ms. Kimball received certain severance benefits including the acceleration of vesting of certain RSUs previously granted, the details of which are provided under the heading “Former Chief People Officer” below.

Potential Payments upon Termination or Change in Control

The following describes the potential payments upon termination or change in control, based on the arrangements in effect for fiscal year 2021.

If Dr. Bolles is terminated without cause or if he terminates his employment for good reason (generally, any relocation of Dr. Bolles’ place of employment, reduction in salary, reduction in his target bonus amount or material reduction of his duties or authority), Dr. Bolles will receive a severance payment equal to 100% of his annual base salary over a twelve month period, a pro-rated portion of any annual cash incentive award to which he is entitled and a one-year acceleration of his unvested stock options and other equity awards, and the Company will pay the monthly premiums for health insurance coverage for Dr. Bolles (and his spouse and eligible dependents) for the maximum period permitted under COBRA or until such earlier time as Dr. Bolles receives substantially equivalent health insurance coverage in connection with new employment. In addition, the Bolles Agreement provides that if Dr. Bolles is terminated without cause or terminates his employment for good reason within two (2) years following a “change of control,” Dr. Bolles will receive a cash payment equal to the sum of (i) 150% of Dr. Bolles’ then-current annual base salary, plus (ii) his target cash performance bonus for the year in which the termination occurs, to be paid in substantially equal installments over the 18-month period following the termination date; a cash payment equal to Dr. Bolles’ pro-rated target cash performance bonus for the year in which the termination occurs; Company-subsidized COBRA premium payments for Dr. Bolles and his covered dependents for up to the maximum period permitted under COBRA; and full accelerated vesting of all outstanding Company equity awards, with performance-based awards vesting at target performance values (unless otherwise specified in the applicable award agreement)

Upon Dr. Bolles death or disability, the Company shall pay Dr. Bolles or his estate his unpaid base salary and the pro rata portion of his annual cash incentive award through the date of termination (which, for fiscal year 2021 was $0).

If Mr. Morberg is terminated without cause or if he terminates his employment for good reason (generally, any relocation of Mr. Morberg's place of employment, reduction in salary, reduction in his target bonus amount or material reduction of his duties or authority), Mr. Morberg will receive a cash amount equal to Mr. Morberg’s then-current annual base salary, to be paid in substantially equal installments over the 12-month period following the termination date; a cash payment equal to Mr. Morberg’s pro-rated target cash performance bonus for the year in which the termination occurs; Company-subsidized COBRA premium payments for Mr. Morberg and his covered dependents for up to the maximum period permitted under COBRA; and partial accelerated vesting of all outstanding Company equity awards that would have vested over the one-year period following the termination date (or, if either such termination occurs on or within two years following a “change in control,” full accelerated vesting of all outstanding Company equity awards, with performance-based awards vesting at target performance values, unless otherwise specified in the applicable award agreement)

If Dr. Bolles’ or Mr. Morberg's employment with the Company had been terminated without cause or for good reason not in connection with a change of control of the Company on May 30, 2021, the last day of the 2021 fiscal year, Dr. Bolles and Mr Morberg would have received the following severance benefits under the Bolles and Morberg Agreements, respectively:

Name	Cash Severance (1)	Bonus Payment	Accelerated Vesting of Options (2)	Accelerated Vesting of RSUs (3)	Post-Termination Health Insurance Premiums (4)	Total
Albert D. Bolles	$638,600	$638,600	$166,837	$658,350	$67,019	$2,169,405
John D. Morberg	$410,000	$225,500	$38,000	$94,885	$21,805	$790,190

(1)Reflects potential payments based on 100% of salaries as of May 30, 2021.

(2)Reflects value of options that are in the money (exercise price below stock price as of May 30, 2021). The value equals the difference between the option exercise price and the closing price of the Common Stock of $11.97 on May 28, 2021 (the last trading day of our fiscal year) as reported on the NASDAQ Global Select Market, multiplied by the number of options. For stock options out of the money (exercise price above stock price as of May 30, 2021), there is no value to the acceleration for those options.

(3)Accelerating the vesting of the outstanding RSUs by one year would result in 55,000 and 7,927 of the currently outstanding RSUs vesting as of May 30, 2021 for each of Dr. Bolles and Mr. Morberg respectively. The value is based on the closing price of the Common Stock of $11.97 on May 28, 2021 (the last trading day of our fiscal year) as reported on the NASDAQ Global Select Market.

(4)Represents the maximum amount of premiums that would have been paid under COBRA and the Armada Care plan.

If Dr. Bolles’ or Mr. Morberg's employment with the Company had been terminated due to his death or disability on May 30, 2021, the last day of the 2021 fiscal year, each would have received only the unpaid base salary at the time of termination since neither Dr. Bolles nor Mr. Morberg earned an annual cash incentive award in fiscal year 2021 under the Cash Incentive Award Plan.
If Dr. Bolles’ or Mr. Morberg's employment with the Company had been terminated without cause or for good reason in connection with a change of control of the Company on May 30, 2021, the last day of the 2021 fiscal year, Dr. Bolles and Mr. Morberg would have received the following severance benefits under the Bolles and Morberg Agreements, respectively set forth above:

Name	Cash Severance (1)	Pro-rated Bonus for Year of Termination	Accelerated Vesting of Options (2)	Accelerated Vesting of RSUs (3)	Post-Termination Health Insurance Premiums (4)	Total
Albert D. Bolles	$957,900	$638,600	$501,440	$658,350	$67,019	$2,823,309
John D. Morberg	$410,000	$225,500	$114,000	$209,475	$21,805	$980,780

(1)Reflects potential payments based on 150% of base salary for Mr. Bolles and 100% of base salary for Mr. Morberg. Reflects 100% of target bonus for Mr. Bolles and Mr. Morberg, as of May 30, 2021.

(2)Reflects value of options that are in the money (exercise price below stock price as of May 30, 2021). The value equals the difference between the option exercise price and the closing price of the Common Stock of $11.97 on May 28, 2021 (the last trading day of our fiscal year) as reported on the NASDAQ Global Select Market, multiplied by the number of options. For stock options out of the money (exercise price above stock price as of May 30, 2021), there is no value to the acceleration for those options.

(3)Accelerating the vesting of all outstanding RSUs would result in 55,000 and 17,500 of the currently outstanding RSUs vesting as of May 30, 2021 for Dr. Bolles and Mr. Morberg, respectively. The value is based on the closing price of the Common Stock of $11.97 on May 28, 2021(the last trading day of our fiscal year) as reported on the NASDAQ Global Select Market.

(4)Represents the maximum amount of premiums that would have been paid under COBRA and the Armada Care plan.

Executive Change in Control Severance Plan
On July 23, 2020, the Board of Directors of the Company adopted the Landec Corporation Executive Change in Control Severance Plan (the “Severance Plan”). The Severance Plan provides for the payment of cash severance and other benefits to our executives, including James Hall and Timothy Burgess, in the event of a qualifying termination of employment with us in connection with a change in control. Under the Severance Plan, in the event of a termination of an executive’s employment by us without “cause” or by the executive for “good reason”, in either case, on or within two years following a “change in control”, the executive will be eligible to receive the following payments and benefits: a cash payment equal to the sum of 1.0 times (or, for Mr. Burgess, 0.75 times) (i) the executive’s then-current annual base salary, plus (ii) the executive’s target cash performance bonus for the year in which the termination occurs, to be paid in a lump sum within 60 days following the executive’s termination; a cash payment equal to the executive’s pro-rated target cash performance bonus for the year in which the termination occurs; Company-subsidized COBRA premium payments for the executive and his or her covered dependents for up to 12 months; and full accelerated vesting of all outstanding Company equity awards, with performance-based awards vesting at target performance values (unless otherwise specified in the applicable award agreement).
If Mr. Hall or Mr. Burgess' employment with the Company had been terminated without cause or for good reason in connection with a change in control of the company on May 30, 2021, the last day of the 2021 fiscal year, each would have received the following benefits under the Executive Change in Control Severance Plan:

Name	Cash Severance (1)	Pro-rated Bonus for Year of Termination	Accelerated Vesting of Options (2)	Accelerated Vesting of RSUs (3)	Post-Termination Health Insurance Premiums (4)	Total
James G. Hall	$668,367	$297,052	$329,075	$229,812	$40,183	$1,564,490
Timothy P. Burgess	$418,500	$167,400	$89,950	$209,475	$25,329	$910,655

(1)Reflects potential payments based on 100% of base salary for Mr. Hall, and 75% of base salary for Mr. Burgess, as of May 30, 2021. Includes 100% of target bonus for Mr. Hall and Mr. Burgess.

(2)Pro-rated bonus for year of termination is the full target bonus because the effective date of the table is the final day of the fiscal year.

(3)Reflects value of options that are in the money (exercise price below stock price as of May 30, 2021). The value equals the difference between the option exercise price and the closing price of the Common Stock of $11.97 on May 28, 2021 (the last trading day of our fiscal year) as reported on the NASDAQ Global Select Market, multiplied by the number of options. For stock options out of the money (exercise price above stock price as of May 30, 2021), there is no value to the acceleration for those options.

(4)Accelerating the vesting of all outstanding RSUs would result in 17,500, 19,199 and 17,500 of the currently outstanding RSUs vesting as of May 30, 2021 for Mr. Hall and Mr. Burgess, respectively. The value is based on the closing price of the Common Stock of $11.97 on May 28, 2021(the last trading day of our fiscal year) as reported on the NASDAQ Global Select Market.

(5)Represents twelve months of premiums that would have been paid under COBRA and under the Armada Care plan.

Former Chief Financial Officer and Former Chief People Officer

Mr. McLaughlin separated from the Company effective January 18, 2021, and Mr. Kimball separated from the Company effective March 12, 2021. In connection with their separation from the Company, Mr. McLaughlin and Ms. Kimball received the following severance benefits:

Name	Cash Severance (1)	Bonus Payment	Accelerated Vesting of Options (2)	Accelerated Vesting of RSUs (3)	Post-Termination Health Insurance Premiums (4)	Total
Brian McLaughlin	$350,000	—	$74,514	—	$32,639	$457,153
Dawn Kimball	$309,000	—	$44,520	$224,971	$12,421	$590,912

(1)    For Mr. McLaughlin, reflects payments based on 100% of his salary as of January 18, 2021, per the terms of the McLaughlin Agreement, For Ms. Kimball, reflects payments based on 100% of her salary as of March 12, 2021 per the terms of the Kimball Agreement.

(2)    Accelerated vesting of certain outstanding stock options resulted in the immediate vesting of 61,588 outstanding options for Mr. McLaughlin, and 16,550 outstanding options for Ms. Kimball. The value for Mr. McLaughlin equals the difference between the option exercise price and the closing price of the Common Stock of $10.83 on January 15, 2021(the last trading date before the acceleration date) as reported on the NASDAQ Global Select Market, multiplied by the number of options. The value for Ms. Kimball equals the difference between the option exercise price and the closing price of the Common Stock of $12.09 on March 12, 2021(the acceleration date) as reported on the NASDAQ Global Select Market, multiplied by the number of options.

(3)    Accelerating the vesting of certain outstanding RSUs resulted in the immediate vesting of 18,608 of the outstanding RSUs for Ms. Kimball.

(4)    Represents twelve months of premiums to be paid under COBRA and the Armada Care Plan for Mr. McLaughlin. Represents the maximum amount of premiums that would have been paid under COBRA for Ms. Kimball.

CEO Pay Ratio

The following table sets forth the ratio of the total compensation of the Company’s CEO, Albert D. Bolles, to that of our median compensated employee for the fiscal year ended May 30, 2021.

CEO total annual compensation	$1,131,299
Median Employee total annual compensation	$43,229
Ratio of CEO to Median Employee total annual compensation	26:1
To determine the CEO’s total annual compensation, we used the amount reported in the 2021 “Total” column of our Summary Compensation Table included in this Proxy Statement. Landec has elected to identify its median employee every three years unless a significant change in employee population or employee compensation arrangements has occurred. In 2021, the prior year’s median employee terminated employment during the last quarter of the fiscal year, however, as allowed by the SEC, Landec used the total compensation for this employee in determining the pay ratio because it did not result in a significant change in the pay ratio disclosure. We calculated annual total compensation for the median employee according to the methodology used to report the annual compensation of our Named Executive Officers in the Summary Compensation Table.

RELATED PARTY TRANSACTIONS

Policies and Procedures with Respect to Related Party Transactions

The Audit Committee, all of whose members are independent directors, reviews, approves and/or ratifies all related party transactions (other than compensation transactions). In reviewing related party transactions, the Audit Committee takes into account factors it deems appropriate, such as whether the related party transaction is on terms no less favorable than terms generally available to an unrelated third party under the same or similar conditions and the extent of the related party’s interest in the transaction. To identify related party transactions, each year we require our executive officers and directors to complete a questionnaire identifying any transactions between the Company and the respective executive officer or director and their family members or affiliates. Additionally, under the Company’s Code of Ethics, directors, officers and all other employees and consultants are expected to avoid any relationship, influence or activity that would cause, or even appear to cause, a conflict of interest.

Certain Relationships and Related Transactions

Curation Foods sells products to and earns license fees from Windset Holding 2010 Ltd., a Canadian corporation (“Windset”). Curation Foods held a 26.9% equity interest in Windset as of May 30, 2021. During fiscal year 2021, Curation Foods recognized $0.5 million of revenues from Windset. On June 1, 2021, Curation Foods sold its interests in Windset to Newell Capital Corporation and Newell Brothers Investment 2 Corp., existing holders of Windset, in exchange for an aggregate purchase price of $45.1 million.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and holders of more than ten percent of the Company’s Common Stock are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely upon review of the copies of such reports filed with the SEC and written representations that no other reports were required, during the fiscal year ended May 30, 2021 all Section 16(a) filing requirements applicable to the Company’s officers, directors and holders of more than ten percent of the Company’s Common Stock were satisfied, except for (i) one late Form 4 for Tonia Pankopf, filed on October 20, 2020, with respect to one transaction, (ii) one late Form 4 for John Morberg, filed on January 21, 2021, with respect to one transaction, (iii) one amendment on Form 4 for Dawn Kimball, filed on March 19, 2021, with respect to one transaction, (iv) one amendment on Form 4 for Wynnefield Capital, filed on April 15, 2021, with respect to one transaction, and (v) one late Form 4 for Tim Burgess, filed on April 21, 2021, with respect to one transaction.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act, which might incorporate future filings made by us under those statutes, the preceding Compensation Committee Report and Audit Committee Report will not be incorporated by reference into any of those prior filings, nor will any such reports be incorporated by reference into any future filings made by us under those statutes. In addition, information on our website, other than this Proxy Statement, the Notice of Annual Meeting and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

OTHER MATTERS

The Board of Directors knows of no other matters to be submitted to the stockholders at the annual meeting. If any other matters properly come before the meeting, then the persons named in the enclosed form of proxy will vote the shares they represent in such manner as the Board of Directors may recommend.

It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope or vote their shares by telephone or via the Internet.

BY ORDER OF THE BOARD OF DIRECTORS /s/ John D. Morberg JOHN D. MORBERG Secretary

Santa Maria, California
August 27, 2021

LANDEC

C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS
P.O. BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on October 19, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/LNDC2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on October 19, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D59314-P60604 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

LANDEC CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Albert D. Bolles, PhD
02) Deborah Carosella
03) Tonia Pankopf
04) Craig A. Barbarosh
05) Joshua E. Schechter

The Board of Directors recommends you vote FOR the following proposals:

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE. Please sign exactly as name appears hereon. Where shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholders' Meeting to be held on October 20, 2021:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

D59315-P60604

2021 ANNUAL MEETING OF STOCKHOLDERS

The undersigned stockholder of Landec Corporation, a Delaware corporation, hereby acknowledges receipt of the Proxy Statement and Notice of Annual Meeting of Stockholders to be held on October 20, 2021, and hereby appoints John Morberg as proxy and attorney in fact, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Landec Corporation to be held on October 20, 2021, at 12:30 p.m. local time, online at www.virtualshareholdermeeting.com/LNDC2021, and at any adjournment or postponement thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE ELECTION OF ALL THE NOMINEES FOR DIRECTOR IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3 AND AS SAID PROXY DEEMS ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MATTER OR ANY ADJOURNMENT THEREOF.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE